Exhibit 1.9

Exhibit 1.9

Exhibit 1.9

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015 > Report of operations

Report of operations

Year 2015 in brief

Net sales EUR 1,074.7 million (EUR 1,001.1 million), showing an increase of 7.4%. Comparable net sales at constant currencies declined by 0.7%.

Operating profit EUR 21.9 million (EUR -3.7 million).

Operating profit excluding non-recurring items EUR 47.5 million (EUR 28.6 million), representing 4.4% (2.9%) of net sales.

Profit before taxes EUR 22.6 million (EUR -9.4 million), including a EUR 20.3 million capital gain booked from the sale of Munksjö Oyj shares.

Earnings per share EUR 0.06 (EUR -0.22).

Net cash flow from operative activities EUR 60.0 million (EUR 35.4 million).

operating environment

The operating environment in Ahlstrom’s main markets varied, depending on the region and market in question. Unfavorable demand was experienced in some key markets in the second half of the year.

In engine filtration, demand for heavy-duty applications slowed down globally during the second half of the year. Demand for laboratory and life science applications was steady in North America and Europe, while demand for water filtration weakened towards the end of the year.

Demand for glassfiber tissue used in flooring and other building applications was strong in Europe. Growth also continued in North America, as the market has increasingly adopted glass-based vinyl flooring technology. The market for reinforced glassfiber products for the wind energy industry remained strong. Weak demand for wallpaper and wallcovering substrates persisted in Europe and Russia, while in China demand was geared towards more commoditized products and markets remained very competitive.

In the markets served by the Food and Medical business area, the overall demand was lower across all the geographies, particularly in the last quarter of the year. The markets for food packaging products strengthened in Europa and Asia, but declined slightly in North America. Demand for tape materials continued to grow in North America and Asia, whereas in Europe it was weaker. The market for beverage materials was low, particularly in North America, however, growth in the single-serve coffee products segment continued.

Demand for high-end as well as more commoditized medical fabrics was lower in North America and Asia.

Development of net sales

January-December 2015 compared with January-December 2014

Net sales rose by 7.4% to EUR 1,074.7 million, compared with EUR 1,001.1 million in the comparison period. Higher selling prices and an improved product mix were more than offset by lower volumes in the Filtration, and Food and Medical business areas. Meanwhile, the Building and Energy business area reported an

91

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com increase in sales volume. A favorable currency translation and transaction effect had a positive impact of EUR

81.7 million, led by a stronger U.S. dollar against the euro, on net sales. Comparable net sales, excluding structural changes, fell by 0.7% at constant currency rates.

Net sales

2014, EUR million 1,000.1

Price and mix, % 1.7

Currency, % 8.2

Volume, % -2.4

Closures, divestments and new assets, % -0.1

Total, % 7.4

2015, EUR million 1,074.7

Result and and profitability

January-December 2015 compared with January-December 2014

Operating profit was EUR 21.9 million (EUR -3.7 million) and operating profit excluding non-recurring items amounted to EUR 47.5 million (EUR 28.6 million). Non-recurring items affecting the operating profit totaled

EUR -25.6 million (EUR -32.3 million) and included the following items:

An impairment loss and additional depreciation of EUR 17.2 million related to non-current assets in Ahlstrom Osnabrück GmBH, part of the Building and Energy business area, and to a production line at the Chirnside plant in the U.K., part of the Food and Medical business area.

Restructuring costs of EUR 2.1 million related to product development operations in Asia. In addition, some restructuring costs were booked.

In the comparison period, non-recurring items included an impairment loss related to a business withdrawal, along with additional depreciation in the Food and Medical, and Building and Energy business areas, and restructuring costs.92

AHLSTROM ANNUAL REPORT 2015


MEUR
52
48
44
40
36
32
28
24
20
16
12
8
4
0
28.6
16.8
10.4
14.5
3.1
1.0
47.5
OP excl. NRI 2014
Selling price & mix
Volume
RM and Energy
Other costs
FX**
OP excl. NRI 2015

* Excluding non-recurring items
** Foreign exchange

Operating profit excluding non-recurring items was supported by an ongoing commercial excellence program, which has resulted in higher margin and a better product mix. Lower raw material costs such as certain pulp grades, chemicals and synthetic fibers, as well as a favorable currency translation and transaction effect had a positive impact on operating profit. In addition, selling, general and administrative (SGA) costs as a percentage of net sales continued to decline during the review period. Lower sales volumes and higher other costs stemming from production overheads had a negative impact on operating profit.

Profit before taxes was EUR 22.6 million (EUR -9.4 million), including a capital gain of EUR 20.3 million from the sale of Munksjö Oyj shares. Income taxes amounted to EUR 14.1 million (EUR 0.9 million). Profit for the period was EUR 8.6 million (EUR -10.3 million).

Earnings per share with the effect of interest net of tax on the hybrid bond were EUR 0.06 (EUR -0.22).

Segments

Filtration

Net sales rose by 7.2% to EUR 431.6 million. The increase was due to higher selling prices, an improved product mix through the sale of more advanced filtration materials, as well a favorable currency effect. Lower volumes of heavy-duty filtration products had a negative impact on net sales.

Operating profit excluding non-recurring items grew to EUR 41.7 million (EUR 41.2 million). An improved mix of value-added products and operational efficiency were partially offset by lower volumes of engine filtration products.

Building and Energy

Net sales rose by 7.0% to EUR 308.5 million. The increase was due to increased volumes and higher selling prices of flooring, glassfiber reinforcement and specialty non-woven applications as well as the ramp-up of wallcoverings production in Asia. Lower sales of wallcovering materials in Europe had a negative impact on net sales.

The operating loss excluding non-recurring items was EUR 3.1 million (EUR 8.3 million loss). The improvement was due to increased sales volume and higher selling prices as well as lower fixed costs. The

93

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com result was burdened by lower volumes of wallcoverings in Europe and Russia. The wallcoverings production line in Binzhou, China had a significant increase in capacity utilization.

Food and Medical

Net sales rose by 10.4% to EUR 354.4 million. The increase was due to higher sales of food packaging products globally and tape materials from the Asian platform, as well as a favorable currency effect. Net sales were burdened by lower volumes, particularly for medical fabrics.

Operating profit excluding non-recurring items rose to EUR 12.5 million (EUR 6.4 million). The increase was due to improved pricing and product mix, as well as lower raw material and fixed costs.

Financing

Net financial expenses

In January-December 2015, net financial income was EUR 0.6 million (EUR 5.8 million expense). Net financial income includes net interest expenses of EUR 16.4 million (EUR 17.9 million), a financing exchange rate loss of EUR 0.5 million (EUR 0.5 million loss), and other financial net income of EUR 17.5 million (EUR 12.6 million income), including a capital gain of EUR 20.3 million from the sale of Munksjö Oyj shares. The other financial income in the comparison included the capital gains from the sale of Suominen Corporation and Munksjö Oyj shares.

At the end of the reporting period, Ahlstrom’s shareholding in Munksjö Oyj had been reduced to zero percent.

Cash flow

In January-December 2015, net cash flow from operating activities amounted to EUR 60.0 million (EUR 35.4 million), and cash flow after investing activities was EUR 82.0 million (EUR 56.9 million) including proceeds from the sale of Munksjö shares. Cash flow after investments in the comparison period includes proceeds from the sale of Suominen and Munksjö shares.

As of December 31, 2015, operative working capital amounted to EUR 113.8 million (EUR 108.9 million). The increase was mainly due to currency exchange fluctuations. The rolling 12-month turnover rate of the operative working capital fell to 45 days from 46 days in the comparison period.

Net debt and gearing

Ahlstrom’s interest-bearing net liabilities stood at EUR 195.9 million at the end of the review period (EUR

253.8 million at the end of 2014). Ahlstrom’s interest-bearing liabilities amounted to EUR 243.3 million (EUR

295.2 million at the end of 2014). The modified interest rate duration of the loan portfolio (average interest rate fixing period) was 18.2 months, and the capital weighted average interest rate was 3.98%. The average maturity of the long-term loan portfolio and committed credit facilities was 31.6 months.

The company’s liquidity continues to be good. On June 25, 2015, Ahlstrom signed a EUR 180 million three- year revolving credit facility. The facility includes two 12-month extension options for the company subject to the consent of the participating banks. The committed facility replaces the existing EUR 200 million facility94

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com signed in June 2011 (initially EUR 250 million) and will be used for general corporate purposes.

At the end of the review period, its total liquidity, including cash, unused committed credit facilities and committed cash pool overdraft limits was EUR 299.0 million (EUR 300.3 million). In addition, the company had undrawn uncommitted credit facilities and cash pool overdraft limits of EUR 103.6 million (EUR 129.5 million) available.

Gearing stood at 65.4% (79.3% at the end of 2014) and was positively impacted by lower net debt due to an improved operating cash flow and the sale of Munksjö shares. The equity ratio was 35.8% (34.8% at the end of 2014). In October 2013, the company issued a EUR 100 million hybrid bond, which is treated as equity when calculating the gearing and equity rations.

Capital expenditure

Ahlstrom’s capital expenditure excluding acquisitions totaled EUR 27.3 million in January-December 2015

(EUR 45.4 million). The investments in 2015 were mainly maintenance related.

personnel

Ahlstrom employed an average of 3,376 people[1] in January-December 2015 (3,493), and 3,311 people (3,401) at the end of the period. The decline was primarily due to the completion of the rightsizing program. At the end of the period, the highest numbers of employees were in the United States (22.9%), France (17.2%),

China (10.3%), Finland (9.0%) and Italy (8.8%).

New business structure and changes in the Executive Management Team

On November 19, 2015, Ahlstrom announced it will further simplify its business structure for faster execution and leaner alignment of operations. Ahlstrom’s business structure was organized into two business areas: Filtration & Performance and Specialties. The new structure became effective as of January 1, 2016.

As a consequence, the following changes were made to the composition of the Executive Management Team: Fulvio Capussotti was appointed EVP, Filtration & Performance, Omar Hoek EVP, Specialties and Jari Koikkalainen EVP, Procurement & Group Technology. Nadia Stoykov, former EVP, Commercial Excellence, Customer Service and Sourcing, stepped down from the EMT, while she continues to be employed by the company.

The business areas also form Ahlstrom’s financial reporting segments and the company plans to publish restated financial segment information before publishing its January-March 2016 interim report on April 28,

2016.

Ahlstrom’s Executive Management Team as of January 1, 2016:

Marco Levi, President & CEO

Sakari Ahdekivi, Chief Financial Officer

Ulla Bono, Executive Vice President, Legal, General Counsel95

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Fulvio Capussotti, Executive Vice President, Filtration & Performance

Omar Hoek, Executive Vice President, Specialties

Jari Koikkalainen, Executive Vice President, Procurement & Group Technology

Päivi Leskinen, Executive Vice President, Human Resources

The Executive Management Team members are introduced and their shareholdings are described on the Executive Management Team section of the annual report. This information is also available on the company’s website at www.ahlstrom.com.

Other events during the period

Change in the Board of Directors

On January 26, 2015, Robin Ahlström, the Chairman of the Board of Directors, announced his resignation from the position of Chairman and member of the Board due to serious illness. Following the announcement, the Board elected Panu Routila as Chairman.

Change in Ahlstrom’s Responsible Auditor

On June 12, 2015, Ahlstrom’s auditor PricewaterhouseCoopers Oy designated Authorized Public Accountant

Markku Katajisto as the Responsible Auditor.

Business structure

Ahlstrom is one of the world’s leading manufacturers of high performance fiber-based materials. This strong global position is based on the company’s innovative products and technologies, backed by its worldwide production capacity. The company has operations in more than 20 countries. The parent company Ahlstrom Corporation is a Finnish publicly listed company with its registered office in Helsinki. Ahlstrom has several subsidiaries, which are listed in the Notes to the Financial Statements.

In 2015, Ahlstrom’s business was reported in three segments; Filtration, Building and Energy, and Food and

Medical.

The Filtration business area serves customers mainly in the automotive, water, energy, healthcare, food and beverage, and environmental control industries. Examples of end-use applications include engine oil, fuel, transmission and cabin air filtration for cars and heavy duty trucks, water and air filtration, gas turbine filtration, and life science and laboratory filtration.

The Building and Energy business area serves customers mainly in the construction, energy, fabric care, marine, and transportation industries. Examples of end-use applications include wallcoverings, floorings, building panels, fabric care applications, car interiors, wind turbine blades and boat hulls.

The Food and Medical business area serves customers primarily in the food, beverage, construction, medical, and healthcare industries. Examples of end-use applications include tea bags, coffee filters, meat casings, food packaging, baking papers and masking tape, surgical gowns and drapes, as well as face masks and sterilization wraps.96

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

As of January 1, 2016, Ahlstrom’s new structure consists of two business areas: Filtration & Performance, and

Specialties.

Product and technology development

In 2015, Ahlstrom invested approximately EUR 20.9 million (EUR 17.5 million in 2014, EUR 19.3 million in

2013), or 1.9% (1.7%, 1.9%) of the company’s net sales into research and development. As in the previous years, Ahlstrom launched new products and technologies to reinforce its leading position in the fiber-based materials market. In 2015, 16% of Ahlstrom’s net sales were generated by new products[2] (15.0% in 2014). The company’s strategic target was to generate at least 20% of net sales from new products.

In product design Ahlstrom applies an EcoDesign approach, where new products are designed to minimize the environmental impacts over their whole life cycle. Key priorities include the removal of hazardous chemicals, using materials with low impact on the environment, optimization of the product’s end-of-life and energy efficiency.

Key new product launches in 2015

Ahlstrom continued launching new products to drive growth and improve the sales mix and profit margins. The company has in particular launched new products within the Advanced Filtration and Food business units. Examples include sustainable and compostable single-use coffee filters and lids in Europe and Canada.

Corporate responsibility and sustainablity

Ahlstrom is committed to sustainable development, which for the company means a balance between economic, social, and environmental responsibility. These principles are applied throughout a product’s value chain, from raw materials to production and all the way to the end of the entire life cycle.

Natural fibers are by far the most significant of Ahlstrom’s raw materials. The company considers it important for the fibers to come from sustainably managed forests. Ahlstrom buys wood pulp only from certified suppliers, or from suppliers that are in the process of being certified i.e. by the most widely used sustainable forest management certification systems. Over 80% of the fibers used by Ahlstrom as raw materials are sourced from renewable sources.

In matters concerning occupational health, safety & environment (HSE), Ahlstrom applies a continuous improvement model.

Ahlstrom’s annual report 2015 provides an overview of the company’s key activities and performance on corporate responsibility and sustainability aspects. The report, which based on our own assessment complies with the Global Reporting Initiative’s G4 guidelines at “core level”, is published on the company’s website www.ahlstrom.com.

Risks and risk management

The following risks were identified as the major business risks based on the Company’s enterprise risk assessment process covering both Business Areas and Group functions during 2015.97

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Strategic risks

Tightening competitive environment due to competitors’ increased—realized or planned—production capacity and price pressures, especially in Asia, received considerable attention in the risk assessment, as these developments put downward pressure on the company’s margins. The company has focused on e.g. optimizing product quality, improving its R&D operations as well as market monitoring and business intelligence to mitigate the issue. In R&D, for example collaboration with third parties such as universities has been increased. Also longer-term contracts with customers have been sought.

Changes in the demand for Ahlstrom’s products due to macroeconomic conditions were perceived as less of a risk than in previous years, but still as a significant risk. Economic cycles affect the demand for Ahlstrom’s products especially in the building, marine and automotive industries. Additionally in wind power, the role of government subsidies is important. Economic cycles also have an impact on the price development of the raw materials used. On the other hand, the effect of cycles is less pronounced in the food, packaging, medical and healthcare industries where Ahlstrom also has a strong presence globally. The company has responded to the uncertainty in demand by e.g. improving its demand planning process and the flexibility of its asset base, as well as developing products that better respond to customer needs.

The risk related to changes in the political environment in the Group’s operating countries was highlighted in the 2015 risk assessment. Trade sanctions and other political events can affect the company directly and indirectly. While these events are outside of the company’s influence, it can mitigate potential effects by e.g. active demand planning and flexible operations. Also a tracking system with the aim of preventing sales to trade embargoed countries is in place. Political changes can also present the company with new business opportunities if trade is facilitated with countries such as Iran and Cuba.

Another change in the competitive landscape facing the company is the wider adoption of SMS (spunbond- meltblow-spunbond) technology in the Food & Medical Business Area compared with the current wet-laid technology. The Group is in the process of redesigning its product portfolio and lowering the cost structure of its existing products in response to this development, as well as investing in new technology.

Operative risks

Increases in raw material and commodity prices can affect the company’s profitability depending on its ability to effectively mitigate the risk with operative actions and possibilities to pass on increases to customers. The magnitude of this risk is dependent on several factors, such as the demand for the company’s products, the negotiation power of major suppliers and customers, the company’s timely planning and management of sales prices as well as the availability of key raw materials. Managing this risk continues to be a top priority for the Group.

The risk related to commodity prices is managed by several complementing ways. The company has started a contract database project to provide a better platform for contract management, and has also collected more detailed data on risk exposures for the basis raw material price hedging. The company has also reorganized its legal support to business areas, where business area specific legal resources have been able to more effectively support them in contract management. Indexing and other contractual risk management methods are continuously improved.98

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

The flexibility of the company’s production capacity and the possible measures to respond to unexpected or major changes in market demand continue to be one of the company’s main risk areas. During 2015 the company has been able to mitigate the risk by being able to spread production more evenly between the company’s production assets. New approvals from customers to supply products from multiple locations have been sought. The company has also been able to draw on capital expenditure to mitigate the issue.

Changes in environmental regulation, especially the European Union’s ruling on the use of formaldehyde, received attention in the risk assessment already in 2014. The company has been actively pursuing actions to reduce the exposure of employees to formaldehyde and it is in compliance with new environmental regulations.

Also other EHS (environment, health and safety) related risks were identified in the assessments. For example, natural disasters or accidents can cause interruptions in production as well as personal injuries. To counter these risks, the company maintains an optimal level of insurance, has necessary contingency plans in place and conducts health and safety audits. The company is in the process of implementing a behavioral based safety program in order to further mitigate the related issues.

Retaining key personnel was identified as a more important risk than previously. The aging and retiring of key personnel, as well as a slimmer organization mean that there are less possibilities for back-up arrangements than previously. The company’s HR management plan and Human Capital Review project cover the key aspects in managing the risk, e.g. necessary succession planning.

IT security risks were assessed to be an important risk for the company in the 2015 risk assessment. Breaches in IT security could lead to a loss of intellectual property and other sensitive data. The company has responded to the risk by conducting a separate IT security assessment including e.g. penetration tests, firewall and proxy reviews, and application security reviews. Also IT contingency planning was identified as a separate risk area, and actions to improve contingency planning and related service level agreements with suppliers has been started.

Financial risks

As the company operates globally, it is inevitably exposed to foreign exchange risks. Natural hedging through making sales in the same currency as the respective purchases is the primary method to mitigate the risk.

Also financial hedging is used and the hedging process has been improved. Foreign exchange translation risk related investment in subsidiaries is managed by minimizing the amount of equity investment in the subsidiaries.

There is also financial risk related to the company’s defined benefit pension schemes, especially in the U.S., Germany and the U.K. Unfavorable market movements might increase the need to fund the pension plans compared to current estimates. Actions to mitigate the risk include monitoring the liabilities and taking part in investment decisions as well as identifying possibilities to dispose of the funds through a buy-in arrangement with a third-party.

Legal and compliance risks

Ahlstrom’s focus on high performance materials and use of advanced technologies and processes increases the importance of actively managing issues related to competition law, intellectual property (IP) rights and99

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com contract management. Risk management actions aimed at mitigating these risks include, among others, continuous training, using standardized contract templates, and legal support in negotiating major contracts, as well as implementing Group-wide policies and guidelines. Contract management has been a continuing focus area in 2015, resulting in an increased coverage of written agreements with customers. Also training related to contract matters is planned.

In April 2015, Ahlstrom launched an externally maintained system known as SpeakUp for all employees to report anonymously unethical or unlawful behavior.

Ahlstrom’s short-term risks are described in the Short-term risks section. Financial risks and hedging principles are presented in the notes to the financial statements. Risk management is also reported on the company’s website at www.ahlstrom.com. Furthermore, the risk management process is described in the Corporate Governance Statement on the website.

Shares and shareholders

Ahlstrom’s shares are listed on the Nasdaq Helsinki. Ahlstrom has one series of shares. The stock is classified under the Nasdaq Helsinki’s Materials sector and the trading code is AHL1V.

During January-December 2015, a total of 2.0 million Ahlstrom shares were traded for a total of EUR 15.2 million. This represented 4.3% of the outstanding number of shares at the end of the reporting period (14.5% in 2014). The lowest trading price was EUR 7.02 and the highest EUR 8.34. The closing price on December

30, 2015 was EUR 7.24. The market capitalization at the end of the review period was EUR 336.8 million, excluding the shares owned by the parent company.

At the end of 2015, Ahlstrom held a total of 149,005 of its own shares, corresponding to approximately 0.32% of the total shares and votes. The company had 10,409 shareholders at the end of the reporting period (10,931 shareholders as of December 30, 2014).

Ahlstrom Group’s equity per share was EUR 4.20 at the end of the review period (December 31, 2014: EUR

4.65).

More details on Ahlstrom’s major shareholders and distribution of ownership can be found in the Investor section of the Annual report.

Annual General Meeting

Ahlstrom Corporation’s Annual General Meeting of Shareholders (AGM) was held on March 26, 2015.

The AGM resolved, in accordance with the proposal of the Board of Directors, that dividends in the aggregate maximum amount of EUR 14,001,182.40 (EUR 0.30 per share) shall be paid in cash.

Board of Directors

The Ahlstrom Corporation Board of Directors consists of a minimum of five and a maximum of seven members. The Annual General Meeting confirms the number of members of the Board, elects them and decides on their remuneration. The term of each member of the Board expires at the close of the first Annual100

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

General Meeting following their election. There are no limitations to the number of terms a person can be a member of the Board, and no maximum age.

The AGM held on March 26, 2015 confirmed the number of Board members to be seven. Lori J. Cross (b.

1960), Anders Moberg (b. 1950), Markus Rauramo (b. 1968) and Panu Routila (b. 1964)were re-elected as members of the Board of Directors. Alexander Ehrnrooth (b. 1974), Johannes Gullichsen (b. 1964) and Jan Inborr (b. 1948) were elected as new members. The term of the Board of Directors will expire at the close of the next Annual General Meeting in 2016.

In 2015, the Board convened 13 times. The average attendance frequency was 94.1%.

Ahlstrom’s management is described in greater detail in the Governance section of the Annual report. Board members are introduced and their shareholdings are described on the Board of Directors section.

The company’s Corporate Governance Statement 2015, in its entirety, is available on the company’s website at www.ahlstrom.com.

Authorizations of the Board

The AGM held on March 26, 2015 authorized The AGM authorized the Board of Directors to repurchase and distribute the Company’s own shares as well as to accept them as pledge as proposed by the Board of Directors. The number of shares to be repurchased or accepted as pledge by virtue of the authorization shall not exceed 4,000,000 shares in the Company, yet always taking into account the limitations set forth in the Companies’ Act regarding the maximum number shares owned by or pledged to the Company or its subsidiaries. The shares may be repurchased only through public trading at the prevailing market price by using unrestricted shareholders’ equity. The rules and guidelines of NASDAQ Helsinki Oy and Euroclear Finland Ltd shall be followed in the repurchase.

The authorization includes the right for the Board of Directors to decide upon all other terms and conditions for the repurchase of the Company’s own shares, or their acceptance as pledge including the right to decide on the repurchase of the Company’s own shares otherwise than in proportion to the shareholders’ holdings in the Company.

By virtue of the authorization, the Board of Directors has the right to resolve to distribute a maximum of

4,000,000 shares held by the Company. The Board of Directors will be authorized to decide to whom and in which order the own shares will be distributed. The Board of Directors may decide on the distribution of the Company’s own shares otherwise than in proportion to the existing pre-emptive right of shareholders to purchase the Company’s own shares. The shares may be used as consideration in potential acquisitions and in other arrangements as well as to implement the Company’s share-based incentive plans in the manner and to the extent decided by the Board of Directors. The Board of Directors also has the right to decide on the distribution of the shares in public trading for the purpose of financing possible acquisitions. The authorization also includes the right for the Board of Directors to resolve on the sale of the shares accepted as a pledge.

The authorization includes the right for the Board of Directors to resolve upon all other terms and conditions for the distribution of the shares held by the Company.

The authorizations for the Board of Directors to repurchase the Company’s own shares, to distribute them as well as to accept them as pledge are valid for 18 months from the close of the Annual General Meeting but will,101

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com however, expire at the close of the next Annual General Meeting, at the latest.

Composition of Ahlstrom’s Nomination Board

Ahlstrom’s three largest registered shareholders on May 31, 2015 nominated the following persons as their representatives in the Shareholders’ Nomination Board of Ahlstrom:

Thomas Ahlström (AC Invest Six B.V. and five other shareholders) Alexander Ehrnrooth (Vimpu Intressenter Ab and Belgrano Idiomas Oy) Risto Murto (Varma Mutual Pension Insurance Company).

The company’s Chairman of the Board Panu Routila and Jan Inborr, as nominated by the Board, are also members of the Nomination Board. On June 5, 2015, the Nomination Board elected Thomas Ahlström amongst its members as Chairman.

Major events after the reporting period

Divestment of the glassfiber business

On January 21, 2016, Ahlstrom signed an agreement to divest its Building & Wind business unit to Owens Corning, a U.S.-based company listed on the New York Stock Exchange. The initial debt and cash free purchase price, which is subject to EBITDA adjustment, is EUR 73 million.

The Building & Wind business unit produces glassfiber tissue used mainly in flooring applications as well as reinforcements used in windmill blades. In 2014 the net sales of the business was approximately EUR 77 million and the business was profitable. The unit operates two plants in Finland in Karhula and Mikkeli and one in Tver, Russia, employing in total approximately 260 persons. It serves markets mainly in Europe and Russia as well as in North America and Asia.

The transaction is expected to be completed during the first half of 2016 and is subject to customary completion terms, such as merger clearances from relevant competition authorities.

Ahlstrom expects to book a capital gain of approximately EUR 25 million following the completion of the asset deal. From the beginning of 2016 the Building & Wind business will be reported as part of discontinued operations until the transaction has been completed.

Redefined strategy and long-term financial targets announced

Ahlstrom completed a comprehensive strategy review and has now redefined its strategy extending to the year 2018. Global trends faced by our customers steer our product offering and provide us with a wealth of opportunities. We are committed to growing and creating stakeholder value by providing the best performing sustainable fiber-based materials.

As part of the implementation the company’s business structure was simplified and reorganized into two business areas: Filtration & Performance and Specialties. The aim of this change is to increase market and customer focus. Both segments have business unit specific strategies and operating models. This enables us to provide customer-driven product development and tailored customer service, cost efficiency, better 102

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com allocation of resources, and specific go-to-market approaches.

The roadmap for execution outlines the change in strategy and is focused on commercial excellence, a new lean operating model, organic growth via higher asset turnover and growth via new platforms.

As part of the redefined strategy, the Board of Directors has approved Ahlstrom’s new long-term financial targets over the economic cycle:

Operating profit margin: Adjusted operating profit margin to be above 8% by 2018

Gearing: Gearing to be maintained below 100%

Dividend policy: We aim for a stable dividend, increasing over time, based on the annual net income performance

The adjusted operating profit margin excludes restructuring costs, impairment charges, capital gains or losses, and discontinued operations.

Previous long-term financial targets were:

Net sales: at least 5% underlying annual growth

Net sales from new products: at least 20%

Operating profit*: 7% of net sales by 2016 and 10% of net sales beyond 2016

Gearing ratio: to be maintained within the 50-80% range

*Excluding non-recurring items

Proposal for the distribution of profit

Ahlstrom aims to pay a stable and over time increasing dividend based on the annual net income performance of the company.

The distributable funds on the balance sheet of Ahlstrom Corporation as of December 31, 2015 amounted to

EUR 415,834,745.25.

The Board of Directors will propose to the Annual General Meeting that for the financial year which ended on December 31, 2015, a dividend totaling EUR 0.31 per share be paid based on the dividend policy mentioned above.

The company’s shares will trade together with the right to dividend until April 5, 2016. The dividend will be paid to each shareholder who is registered in the Company’s shareholder register maintained by Euroclear Finland Ltd on the record date of April 7, 2016. On December 31, 2015, the number of shares of the company amounted to 46,670,608 based on which the maximum amount that can be distributed as dividend would be EUR 14,467,888.48. No dividend will be paid based on shares owned by the company or its subsidiaries. The Board of Directors proposes that the dividend be paid on April 14, 2016.

In addition, the Board of Directors proposes that EUR 60,000 will be reserved for donations at the discretion of the Board.103

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com outlook

The company expects net sales from continuing operations in 2016 to be between EUR 950-1050 million. The adjusted operating profit from continuing operations is expected to be 4.2%-5.2% of net sales.

The outlook excludes the Building & Wind business unit, which will be reported as part of discontinued operations starting from the beginning of 2016. The adjusted operating profit excludes restructuring costs, impairment charges and capital gains or losses.

Short-term risks

The global economic outlook remains uncertain. The euro area continues to suffer from slower growth and the recent slowdown in China has raised concerns, although the expected shift in the country’s economic structure towards more consumer consumption and less investment can also provide opportunities.

Slower-than-anticipated economic growth poses risks to Ahlstrom’s financial performance. It may lead to lower sales volumes and force the company to initiate market-related shutdowns at plants, which could affect profitability. Tightened competition through competitors’ increased production capacity, aggressive pricing as well as adoption of new technologies can also affect profitability. Shifts in the pattern of demand for the company’s products can strain the flexibility of its asset base and leave some assets underutilized, while others are over-loaded.

Further swings in currency exchange rates may lead to fluctuations in net sales and profitability. Ahlstrom’s main raw materials are wood pulp, synthetic fibers, and chemicals. The prices of these key raw materials are volatile and possible increases can affect the company’s profitability depending on its ability to mitigate the risk.

Ahlstrom Corporation

Board of Directors

[1] Calculated as full-time equivalents. [2] Developed in the last three years104

AHLSTROM ANNUAL REPORT 2015

Net debt and gearing


500
400
300
200
100
0
120
100
80
60
40
20
MEUR
%
237.8
303.4
291.7
253.8
195.5
38.2
62.5
2011
2012
2013
2014
2015
Gearing, %

Capital expenditure (excl. acquisitions)


100
80
60
40
20
0
MEUR
49.8
74.1
76.1
45.4
27.3
2011
2012
2013
2014
2015

R&D expenditure


25
20
15
10
5
0
MEUR
16.1
17.1
19.3
17.5
20.9
2011
2012
2013
2014
2015

105

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Consolidated financial statements

Consolidated financial statements

Contents

Income statement

Balance sheet

Statement of changes in equity

Statement of cash flows

Notes to the consolidated financial statements106

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Consolidated financial statements> Income statement

Income statement

EUR million Note 2015 2014

Continuing operations

Net sales 2,3,4,5 1,074.7 1,001.1

Cost of goods sold 6,8,9 -910.0 -855.0

Gross profit 164.8 146.1

Sales and marketing expenses 8,9 -40.2 -43.1

R&D expenses 8,9 -20.9 -17.5

Administrative expenses 8,9 -76.4 -80.4

Other operating income 7 7.0 6.2

Other operating expense 7,10 -12.4 -15.0

Operating profit/loss 21.9 -3.7

Financial income 11 0.5 0.6

Financial expenses 11 0.1 -6.4

Share of profit/loss of equity accounted investments 17 0.2 0.1

Profit/loss before taxes 22.6 -9.4

Income taxes 12,20 -14.1 -0.9

Profit/loss for the period from continuing operations 8.6 -10.3

Discontinued operations

Profit/loss for the period —6.9

Impairment and cost to sell —0.6

Profit/loss for the period from discontinued operations—7.5

Profit/loss for the period 8.6 -2.7

Attributable to

Owners of the parent 9.2 3.6

Non-controlling interest -0.7 -6.3

Continuing operations

Basic and diluted earnings per share (EUR) 14 0.06 -0.22

Including discontinued operations

Basic and diluted earnings per share (EUR) 14 0.06 -0.06107

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Statement of comprehensive income

Profit/loss for the period 8.6 -2.7

Other comprehensive income, net of tax 13

Items that will not be reclassified to profit or loss

Remeasurements of defined benefit plans -2.6 -15.9

Total -2.6 -15.9

Items that may be reclassified subsequently to profit or loss

Translation differences 6.5 9.4

Hedges of net investments in foreign operations 0.2—Share of other comprehensive income of equity accounted investments 17 —0.5

Changes in the fair value of available-for-sale financial assets -17.0 17.0

Cash flow hedges 0.5 -0.2

Total -9.9 26.8

Other comprehensive income, net of tax -12.6 10.9

Total comprehensive income for the period -4.0 8.1

Attributable to

Owners of the parent -3.6 14.0

Non-controlling interest -0.4 -5.9108

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Consolidated financial statements> Balance sheet

Balance sheet

EUR million Note Dec 31, 2015 Dec 31, 2014

Assets

Non-current assets

Property, plant and equipment 15 339.8 372.9

Goodwill 10,16 74.3 69.0

Other intangible assets 16 12.5 13.9

Equity accounted investments 17 15.5 15.3

Other investments 18,28 0.3 43.5

Other receivables 22,28 5.8 6.5

Deferred tax assets 20 71.0 78.1

Total non-current assets 519.2 599.3

Current assets

Inventories 21 117.6 108.1

Trade and other receivables 22,28 151.9 170.7

Income tax receivables 1.6 1.7

Cash and cash equivalents 19,28 47.3 41.4

Total current assets 318.5 321.9

Total assets 837.8 921.1109

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

EUR million Note Dec 31, 2015 Dec 31, 2014

Equity and liabilities

Equity attributable to equity holders of the parent 23

Issued capital 70.0 70.0

Reserves 41.9 48.5

Retained earnings 83.3 96.6

195.2 215.1

Hybrid bond 100.0 100.0

Non-controlling interest 4.2 5.0

Total equity 299.4 320.1

Non-current liabilities

Interest-bearing loans and borrowings 26,28 126.9 147.5

Employee benefit obligations 24 100.3 96.0

Provisions 25 0.8 1.2

Other liabilities 27,28 0.0 1.4

Deferred tax liabilities 20 2.0 1.8

Total non-current liabilities 230.0 247.9

Current liabilities

Interest-bearing loans and borrowings 26.28 116.4 147.7

Trade and other payables 27,28 183.5 194.0

Income tax liabilities 1.5 1.0

Provisions 25 7.1 10.4

Total current liabilities 308.4 353.1

Total liabilities 538.4 601.0

Total equity and liabilities 837.8 921.1 110

AHLSTROM ANNUAL REPORT 2015

Annual Report 2015 › Financials › Consolidated financial statements › Statement of changes in equity

Statement of changes in equity

EUR million	Issued capital	Non-restricted equity reserve	Hedging reserve	Fair value reserve	Translation reserve	Own shares	Retained earnings	Total attributable to owners of the parent	Non-controlling interest	Hybrid bond	Total equity
Equity at Jan 1, 2014	**70.0**	**61.1**	**-0.1**	**-**	**-32.5**	**-7.4**	**141.2**	**232.4**	**9.0**	**100.0**	**341.4**
Profit/loss for the period	-	-	-	-	-	-	3.6	3.6	-6.3	-	-2.7
Other comprehensive income, net of tax											
Remeasurements of defined benefit plans	-	-	-	-	-	-	-15.9	-15.9	-	-	-15.9
Translation differences	-	-	-	-	9.0	-	-	9.0	0.4	-	9.4
Share of other comprehensive income of equity accounted investments	-	-	-	-	0.5	-	-	0.5	-	-	0.5
Changes in the fair value of available-for-sale financial assets	-	-	-	17.0	-	-	-	17.0	-	-	17.0
Cash flow hedges	-	-	-0.2	-	-	-	-	-0.2	-	-	-0.2
Effect of partial demerger	-	-	-	-	-	-	-10.8	-10.8	-	-	-10.8
Dividends paid and other	-	-	-	-	-	-	-14.8	-14.8	-	-	-14.8
Interest on hybrid bond	-	-	-	-	-	-	-6.3	-6.3	-	-	-6.3
Change in non-controlling interests	-	-	-	-	-	-	-0.4	-0.4	1.9	-	1.6
Share-based incentive plan	-	-	-	-	-	0.9	-	0.9	-	-	0.9
Equity at Dec 31, 2014	**70.0**	**61.1**	**-0.2**	**17.0**	**-23.0**	**-6.5**	**96.6**	**215.1**	**5.0**	**100.0**	**320.1**

111

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

EUR million	Issued capital	Non-restricted equity reserve	Hedging reserve	Fair value reserve	Translation reserve	Own shares	Retained earnings	Total attributable to owners of the parent	Non-controlling interest	Hybrid bond	Total equity
Equity at Jan 1, 2015	**70.0**	**61.1**	**-0.2**	**17.0**	**-23.0**	**-6.5**	**96.6**	**215.1**	**5.0**	**100.0**	**320.1**
Profit/loss for the period	-	-	-	-	-	-	9.2	9.2	-0.7	-	8.6
Other comprehensive income, net of tax											
Remeasurements of defined benefit plans	-	-	-	-	-	-	-2.6	-2.6	-	-	-2.6
Translation differences	-	-	-	-	7.0	-	-0.9	6.2	0.3	-	6.5
Hedges of net investments in foreign operations	-	-	-	-	0.2	-	-	0.2	-	-	0.2
Changes in the fair value of available-for-sale financial assets	-	-	-	-17.0	-	-	-	-17.0	-	-	-17.0
Cash flow hedges	-	-	0.5	-	-	-	-	0.5	-	-	0.5
Dividends paid and other	-	-	-	-	-	-	-14.0	-14.0	-	-	-14.0
Interest on hybrid bond	-	-	-	-	-	-	-6.3	-6.3	-	-	-6.3
Changes in own shares	-	-	-	-	-	2.8	-	2.8	-	-	2.8
Change in non-controlling interests	-	-	-	-	-	-	1.3	1.3	-0.4	-	0.8
Equity at Dec 31, 2015	**70.0**	**61.1**	**0.2**	**-**	**-15.8**	**-3.7**	**83.3**	**195.2**	**4.2**	**100.0**	**299.4**

112

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Consolidated financial statements>Statement of cash flows

Statement of cash flows

EUR million Note 2015 2014

Cash flow from operating activities

Profit/loss for the period 8.6 -2.7

Adjustments:

Non-cash transactions and transfers to cash flow from other activities

Depreciation and amortization 74.6 69.1

Gains and losses on sale of non-current assets 0.5 -0.1

Change in employee benefit obligations -7.3 -7.7

Non-cash transactions and transfers to cash flow from other activities, total 67.7 61.3

Interest and other financial income and expense -0.8 5.7

Dividend income 0.0 0.0

Taxes 14.1 4.8

Changes in net working capital:

Change in trade and other receivables 22.6 -2.7

Change in inventories -6.4 1.1

Change in trade and other payables -15.0 -4.3

Change in provisions -2.2 3.2

Interest received 0.2 0.6

Interest paid -14.4 -14.1

Other financial items -11.4 -13.0

Income taxes paid / received -3.0 -4.4

Net cash from operating activities 60.0 35.4

Cash flow from investing activities

Purchases of tangible and intangible assets -26.9 -56.4

Proceeds from disposal of shares in Group companies and businesses and associated companies

3 2.7 56.5

Change in other investments 45.3 20.6

Proceeds from disposal of property, plant and equipment 3 0.9 0.8

Net cash from investing activities 22.1 21.5113

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Cash flow from financing activities

Sale/repurchase of own shares 3.1—Interest on hybrid bond -7.9 -7.9

Drawdowns of non-current loans and borrowings —99.6

Repayments of non-current loans and borrowings -73.8 -106.7

Change in current loans and borrowings 21.9 -35.0

Change in finance leases -4.5 -0.2

Dividends paid and other -13.9 -4.6

Net cash from financing activities -75.1 -54.8

Net change in cash and cash equivalents 6.9 2.1

Cash and cash equivalents at the beginning of the period 41.4 38.7

Foreign exchange effect on cash -1.0 0.6

Cash and cash equivalents at the end of the period 47.3 41.4 114

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Consolidated financial statements> Notes to the consolidated financial statements

Notes to the consolidated financial statements

Accounting principles

Corporate information

Ahlstrom Corporation (“the parent company”) with its subsidiaries (“Ahlstrom” or “the Group”) is a high performance fiber-based materials company, partnering with leading businesses around the world to help them stay ahead. Ahlstrom products are used in everyday applications such as filters, medical fabrics, life science and diagnostics, wallcoverings and food packaging. The reported segments for the year 2015 were: Filtration, Building and Energy and Food and Medical. In 2015, Ahlstrom had operations in 22 countries, and the Group employed approximately 3,300 people.

Ahlstrom Corporation is a Finnish public limited liability company domiciled in Helsinki. The company’s registered address is Alvar Aallon katu 3 C, 00100 Helsinki. The consolidated financial statements are available at www.ahlstrom.com or from the aforementioned address. The parent company’s shares are listed on the NASDAQ OMX Helsinki.

These consolidated financial statements were authorized for publication by the Board of Directors of Ahlstrom Corporation on January 28, 2016. In accordance with the Finnish Limited Liability Companies Act, the Annual General Meeting decides on the adoption of these financial statements.

Basis of preparation

The consolidated financial statements have been prepared in accordance with the International Financial Reporting Standards (IFRS) as adopted by the European Union as of December 31, 2015. These contain the existing IAS and IFRS standards as well as the Standing Interpretations Committee (SIC) and International Financial Reporting Interpretations Committee (IFRIC) interpretations. The notes to the consolidated financial statements are also in accordance with the requirements of the Finnish Accounting and Limited Liability Companies Acts complementing the IFRS regulations.

The consolidated financial statements have been prepared under the historical cost convention except for the following assets and liabilities which are measured at fair value: financial instruments at fair value through profit and loss, financial assets classified as available-for-sale, hedged items in fair value hedge accounting and liabilities for cash-settled share-based payments. The consolidated financial statements are presented in millions of euros unless stated otherwise. For presentation, individual figures and sum totals have been rounded to millions with one decimal, which may cause rounding differences when they are summed up.

The Group has adopted the following new or amended standards and interpretations as of January 1, 2015.

IAS 19 Employee benefits (amendment). The amendment applies to contribution from employees or third 115

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com parties to defined benefit plans and clarifies the treatment of such contributions. Amendment has not had any effect on the consolidated financial statements of the group.

Annual Improvements to IFRS standards 2010 – 2012 and 2011 – 2013. The impacts of the amendments vary by standard but have not had any significant effect on the consolidated financial statements of the group.

Consolidation principles

The consolidated financial statements contain the parent company Ahlstrom Corporation, all subsidiaries and associated companies. Subsidiaries are entities controlled by the parent company. Group controls an investee when it is exposed, or has rights, to variable returns from its involvement with the investee and has the ability to affect those returns through its power over the investee. A potential control of voting rights is also taken into consideration when assessing whether the Group controls another entity. Associated companies are companies in which the Group has a significant influence, but not control, over the financial and operating decisions and the Group generally has a shareholding of between 20% and 50% of the voting rights.

Acquired subsidiaries are included in the consolidated financial statements from the date on which control is transferred to the Group, whereas companies divested are included in the consolidated financial statements until the date when control ceases. Acquired companies are accounted for using the purchase method of accounting. The identifiable assets acquired and liabilities and contingent liabilities assumed are measured at their fair value on the acquisition date. The excess of the cost of acquisition over the fair value of the Group’s share of the identifiable assets, liabilities and contingent liabilities acquired is recorded as goodwill. All intragroup transactions, receivables and liabilities as well as unrealized profits and intragroup profit distributions are eliminated in consolidation.

The investments in associated companies are accounted for using the equity method of accounting. The share of profits or losses of associated companies is presented separately in the consolidated income statement. Accordingly the share of the changes in other comprehensive income of associated companies is recognized in other comprehensive income of the Group. When the Group’s share of losses in an associate equals or exceeds its interest in the associate, the Group does not recognize further losses, unless it has incurred obligations or made payments on behalf of the associate.

Non-controlling interest is reported as a separate item in equity in the consolidated balance sheet. Profit or loss for the period attributable to the owners of the parent and the non-controlling interest are each presented separately in the consolidated income statement and the comprehensive income for the period attributable to the owners of the parent and the non-controlling interest are each presented separately in the consolidated statement of comprehensive income.

Foreign currency translation

Figures representing the financial result and position of each subsidiary in the Group are measured using the currency of the primary economic environment in which the subsidiary operates (the functional currency). The consolidated financial statements are presented in euros, which is the functional and the presentation currency of the parent company.

Transactions in foreign currencies are translated into the functional currency using the exchange rates116

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com prevailing at the date of the transaction. Monetary balance sheet items denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date. Foreign exchange differences arising from the currency translation are recognized in the income statement. Foreign exchange gains and losses arising from operating business transactions are included in operating profit, and those arising from financial transactions are included as a net amount in financial income and expenses. The foreign exchange gains and losses arising from the qualifying cash flow hedges and qualifying hedges of a net investment in foreign operations are recorded in the consolidated statement of other comprehensive income and accumulated currency differences are recognized in equity.

The balance sheets of foreign subsidiaries are translated into euros at the exchange rates prevailing at the balance sheet date while the income statements are translated at the average exchange rates for the period. Translating the result of the period using different exchange rates on the balance sheet and income statement causes a translation difference to be recognized in equity and its change is recorded in the consolidated statement of other comprehensive income.

Translation differences arising from the elimination of the acquisition price of foreign subsidiaries and from the translation differences in equity items since the acquisition date as well as the effective portion of hedging instrumentsthat hedge the currency exposures on net investments are recognized in the consolidated statement of other comprehensive income. When a subsidiary is disposed or sold wholly or partially, translation differences arising from the net investment and related hedges are recognized in the income statement as part of the gain or loss on sale. Translation differences that have arisen before January 1, 2004 (the date the Group adopted IFRS) have been recognized in retained earnings at the time of the transition to IFRS. Upon disposal or sale of a subsidiary, such translation differences will not be recognized in the income statement. Translation differences incurred since January 1, 2004 are presented separately in the statement of changes in equity.

Property, plant and equipment

Property, plant and equipment are carried at cost less accumulated depreciation and any impairment losses. Interest costs on borrowings to finance long-term construction of qualifying assets are capitalized as part of their historical cost base during the period required to complete the asset for its intended use.

Depreciation on property, plant and equipment is calculated on a straight-line basis over the estimated useful lives of the assets as follows: buildings and constructions 20-40 years; heavy machinery 10-20 years; other machinery and equipment 3-10 years. Land is not depreciated. Where parts of a property, plant and equipment have different useful lives, they are accounted for as separate items. The Group recognizes in the carrying amount the cost incurred for replacing the part and the possible remaining carrying amount is depreciated at the time of replacement. Ordinary repair and maintenance costs are charged to the income statement during the financial period in which they are incurred.

The residual values and the useful lives of non-current assets are reassessed at each balance sheet date and appropriate adjustments are recorded to reflect the changes in estimated recoverable amounts. Depreciation on items of property, plant and equipment is discontinued when the item is classified as held for sale in accordance with IFRS 5 “Non-current Assets Held for Sale and Discontinued Operations”.

Gains and losses arising from the sale of property, plant and equipment are included in other operating117

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com income or expense.

Investment properties

The purpose of owning investment properties is to obtain rental income or value appreciation. The investment properties are measured at fair value which equals the market value of the functioning market. Gains and losses arising from the adjustments of the fair value of investment properties are included in other operating income or expenses. The Group had no investment properties during the financial period.

Intangible assets

Goodwill

Acquisitions are accounted for under the purchase method of accounting and accordingly, the excess of the cost of acquisition over the fair values of the identifiable net assets acquired is recognized in the balance sheet as goodwill. Identifiable net assets include the assets acquired, and liabilities and contingent liabilities assumed. The cost of acquisition is the fair value of purchase consideration.

Goodwill is stated at original cost less any accumulated impairment losses. Goodwill is allocated to cash- generating units and it is not amortized but instead is tested annually for impairment.

Research and development

Research costs are expensed as incurred in the income statement. Expenditures on development activities are also expensed as incurred except for those development expenses which meet the capitalization criteria under IAS 38 Intangible Assets.

Other intangible assets

Other intangible assets e.g. trademarks, patents, licenses and computer software, which have a definite useful life are stated at cost less accumulated amortization and impairment losses. Other intangible assets which have an indefinite useful life are not amortized but tested annually for possible impairment.

Intangible assets are amortized on a straight-line basis over their expected useful lives. The expected useful lives for trademarks, patents and licenses are ranging from 5 to 20 years and for computer software from 3 to

5 years.

Other intangible assets, e.g. customer relationships, acquired in business combinations are recorded at fair value at the acquisition date. These intangible assets have a definite useful life and are carried at cost less accumulated straight-line amortization over the expected life of the intangible asset.

Emission rights

The Group participates in the European Union emission trading scheme in which it has been allocated emission allowances for a defined period. The allocated allowances received free of charge according to the carbon dioxide emissions and the liability based on the actual emissions are netted. A provision is recognized if the allowances received free of charge do not cover the actual emissions. No intangible asset is recognized for the excess of allowances. Gains arising from the sale of the emission right allowances are recorded in other operating income.118

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Inventories

Inventories are stated at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses. Cost of raw materials and supplies is determined on a weighted average cost method. The cost of finished goods and work in progress comprises raw materials, energy, direct labor, other direct costs and related indirect production overheads based on normal operating capacity.

Leasing

The Group leases certain property and equipment under various operating and finance lease arrangements. Leases are classified and accounted for as finance leases if substantially all the risks and rewards of ownership of the underlying assets have been transferred to the lessee.

The assets related to finance leases are capitalized at the commencement of the lease term at the lower of the fair value of the leased property and the estimated present value of the minimum lease payments. The corresponding lease obligations, net of finance charges, are included in interest-bearing liabilities. Each lease payment is allocated between the liability and the finance charges. The interest element of the finance cost is charged to the income statement over the lease period using a constant periodic rate of interest on the remaining balance of the liability for each period. Property, plant and equipment under finance lease contracts are depreciated over the shorter of the useful life of the asset and the lease term.

Leases where the lessor retains substantially all the risks and rewards of ownership are classified as operating leases. Payments made under operating leases are expensed on a straight-line basis over the lease period.

Impairment of assets

The carrying amounts of the Group’s assets are reviewed continuously to determine whether there is any indication of impairment. If any such indication exists, the asset’s recoverable amount is calculated. Goodwill is tested for impairment annually whether there is any indication of impairment or not.

The need for impairment is reviewed at the level of cash-generating unit, in other words, on the lowest unit level which is mainly independent of other units.

The recoverable amount is the higher of the asset’s fair value less costs to sell or value in use. The value in use represents the discounted future cash flows expected to be derived from an asset of a cash-generating unit. The discount rate used is a pre-tax rate that reflects current market assessments of the time value of money and the specific risk to the asset for which the future cash flow estimates have not been adjusted.

An impairment loss is recognized when the carrying amount of an asset exceeds its recoverable amount. An impairment loss is immediately recognized in the income statement and allocated first to reduce the goodwill of the cash-generating unit and thereafter to reduce the other assets of the unit. An impairment loss allocated to assets other than goodwill can be reversed in case a positive change has taken place in the recoverable amount of an asset. An impairment loss is only reversed to the extent that the asset’s carrying amount does not exceed the carrying amount that would have been determined, net of depreciation or amortization, had no impairment loss been recognized in prior years. However, an impairment loss recorded on goodwill is never119

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com reversed.

Employee benefits

Defined contribution and defined benefit plans

Group companies have various pension schemes in accordance with local practices in different countries. The pension arrangements are classified as either defined contribution plans or defined benefit plans. The schemes are mostly funded through payments to insurance companies or trustee-administered funds according to local regulations. A defined contribution plan is a pension plan under which the company and usually also the employees pay fixed contributions to an insurance company. The Group has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay the pension benefits to the employees. Contributions to defined contribution pension plans are recognized as expense in the period when they incur. All pension plans which do not meet the criteria for defined contribution plans are defined benefit plans. Defined benefit plans typically define a fixed amount of benefit that an employee will receive after retirement and which the company is responsible for.

The Group’s net obligation of defined benefit plans is calculated and recorded separately for each pension scheme based on calculations prepared by independent actuaries. The present value of defined benefit obligations is determined using the projected unit credit method. The net liability recognized in the balance sheet is the present value of the defined benefit obligation at the end of the reporting period less the fair value of the plan assets. The discount rate used to determine the present value of the defined benefit obligation is equal to the yield on high quality corporate bonds or, if not available, government bonds. The interest rates of the high quality corporate bonds are determined in the currency in which the benefits will be paid with a similar maturity to the obligation.

The Group adopted the revised IAS 19 Employee Benefits standard as of January 1, 2013. The revised standard includes amendments to the recognition of defined benefit plans. The “Corridor method” has been removed and all actuarial gains and losses are recognised immediately in other comprehensive income. The net asset or liability arising from the employee benefit plans are recognised in full on the balance sheet. The expected return on plan asset is calculated by using the same discount rate as when calculating the present value of the defined benefit liability.

The Group’s net obligation in respect of long-term service benefits, other than pension benefits, is the amount of future benefit that employees have earned in return for their service in the current and prior periods.

Share-based payments

The Group has share-based incentive plans for Executive Management Team and other key employees under which the members are granted a combination of shares and cash payment based on financial performance of the Group. The estimated amount of the shares to be granted based on the program are measured at the fair value on the grant date and are recorded in the income statement as employee benefits equally over the period when the right to share-based compensation occurs and to the equity. The portion to be paid in cash is recognized in personnel expenses and as debt.

Provisions

A provision is recognized when the Group has a present legal or constructive obligation as a result of past120

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com events, and it is probable that a cash outflow will be required to settle the obligation and a reliable estimate of the obligation can be made. Long-term provisions are discounted to their present value.

A provision for restructuring is recognized only when a formal plan has been approved, and the implementation of the plan has either commenced or the plan has been announced. An environmental provision is recorded based on the interpretations of environmental laws and the Group’s environment principles when it is probable that an obligation has arisen and the amount of obligation can be reliably estimated.

Income taxes

In the consolidated statement of income, the taxes based on the taxable income of the financial period, adjustments to prior year taxes and deferred taxes are presented as income taxes. Taxes are recognized in the income statement unless they relate to items recognized directly in equity and in the consolidated statement of other comprehensive income. In this case the tax is presented in other comprehensive income and directly in equity.

Deferred taxes are provided for temporary differences arising between the carrying amounts in the balance sheet and the tax bases of assets and liabilities using the relevant enacted tax rates in each country. The most significant temporary differences arise from property, plant and equipment, employee benefit obligations and unused tax losses. Deferred tax assets on deductible temporary differences, tax losses carried forward and unused tax credits are recognized only to the extent that it is probable that future taxable profits will be available, against which the temporary differences can be utilized.

Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in the income statement in the period when the tax rate change is enacted.

Revenue recognition

Net sales are the revenues from the sale of products and services adjusted by indirect taxes, returns, rebates, discounts and other credits. Net sales are not adjusted with exchange rate differences from foreign currency sales after the original sale is recorded.

The Group recognizes revenue from product sales when the ownership of goods and the material risks related to ownership have been transferred to the buyer or other responsible party. The majority of the Group’s revenue is recognized upon delivery to the customer. Revenue from services is recognized when the services are rendered.

Rental income is recorded in the income statement on a straight-line basis over the lease term. Recognition of license and royalty income is performed in accordance with the content of the agreements. Interest income is recognized using the effective interest rate method for the period during which the interest income is generated and dividend income is recognized when the right to the dividend has arisen.

Government grants relating to the purchase of property, plant and equipment are deducted from the carrying amount of the asset and recognized as income over the life of the asset in the form of reduced depreciation121

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com charges. Grants received as reimbursement of actual expenses, are recognized in the income statement in the same period when the right to receive the grant exists. Such grants are recognized in other operating income.

Non-current assets held for sale and discontinued operations

Non-current assets held for sale and assets and liabilities related to discontinued operations are classified as held for sale if their carrying amount will be recovered principally through a sale transaction. The prerequisites for the classification as held for sale are considered to be met when the sale is considered highly probable and management is committed to the sale within one year from the date of classification for sale. From the classification date the assets held for sale are measured at lower of their carrying amount or fair value less selling costs. Depreciation of these assets is discontinued on the classification date.

Financial assets and liabilities

The Group’s financial assets are classified into the following categories: financial assets at fair value through profit or loss, loans and receivables and available-for-sale financial assets. The classification is determined on initial recognition on the settlement date, except for the derivatives on the trade date, based on the intended use of the financial asset.

The purchases and sales of financial assets are recognized and they are classified as current or non-current assets based on their maturities. Investments are recognized at cost including transaction costs for all financial assets not measured at fair value through profit or loss.

Financial assets are derecognized when the contractual rights to the cash flows from the financial asset have expired or have been transferred and substantially all the risks and rewards of ownership have been moved outside the Group.

Financial assets at fair value through profit or loss

Financial assets at fair value through profit and loss are assets held for trading. Assets in this category are measured at fair value. Unrealized and realized gains and losses due to fair value adjustments are recognized in income statement in the period they occur. The Group’s financial assets at fair value through profit or loss include derivatives and other current investments. Derivatives are also categorized in this group unless they qualify for hedge accounting.

Loans and receivables

Loans and receivables are non-derivative financial assets which arise from the sale of goods and services or from lending activities. They are not quoted on an active market and payments are fixed or determinable and are not held for trading. Loans and receivables are recognized at amortized cost. The Group’s loans and other receivables comprise trade and other receivables.

Available-for-sale financial assets

Available-for-sale financial assets category includes non-derivatives that are either designated in this category or not classified in any of the other categories. Available-for-sale financial assets are measured at fair value. The Group’s available-for-sale financial assets include unlisted securities classified in non-current other investments in the balance sheet. Unlisted securities are stated at lower of cost or probable sales value.122

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Cash and cash equivalents

Cash and cash equivalents includes cash in hand, deposits held at call with banks and other short-term highly liquid investments with original maturities of three months or less. Bank overdrafts are included in interest- bearing loans and borrowings in current liabilities on the balance sheet.

Impairment of financial assets

The Group assesses at the end of each reporting period whether there is objective evidence that a financial asset or a group of financial assets is impaired.

An impairment of trade receivables is recorded when there is sufficient evidence that the receivable can not be collected at the carrying amount of the asset. Impairment loss is determined by management based on its judgment of the customer’s ability to fulfill the obligation. An impairment of trade receivables and any reversal of a previously recorded impairment loss is recognized in other operating expenses in the consolidated income statement.

Financial liabilities

The Group’s financial liabilities include interest-bearing loans and borrowings, trade and other payables and other financial liabilities. Financial liabilities are classified as financial liabilities at fair value through profit and loss and other financial liabilities measured at amortized cost. Derivatives for which hedge accounting is not applied are included in the financial liabilities at fair value through profit and loss. Other financial liabilities are initially measured at fair value which is based on the consideration received. Transaction costs associated with financial liabilities are included in the initial measurement at fair value. Subsequent to initial recognition at fair value, financial liabilities, with the exception of derivatives, are measured at amortized cost using the effective interest rate method. Financial liabilities are categorized as current or non-current liabilities based on their maturities. Financial liabilities are current if the Group does not have an unconditional right to settle the liability later than 12 months from the closing date.

Derivative financial instruments and hedge accounting

The Group uses derivative financial instruments to manage foreign currency, interest rate and commodity risks. Derivative financial instruments are initially recognized at fair value on the date a derivative contract is entered into and are subsequently re-measured at their fair value. The method of recognizing the resulting gains or losses is dependent on the intended use of the derivative in question. Changes in fair value of derivatives designated and qualifying for hedge accounting and which are effective are recognized congruently with the hedged item. When derivative contracts are entered into, the Group designates them either as hedges of the fair value of recognized assets, liabilities or firm commitments (fair value hedge), hedges of forecasted transactions or firm commitments (cash flow hedge), hedges of net investments in foreign operations (net investment hedge) or as derivative financial instruments not meeting the hedge accounting criteria.

For hedge accounting purposes, the Group prepares documentation of the hedged item, the risk being hedged, and the risk management objective and strategy. The Group also documents its assessment, both at hedge inception and on an ongoing basis, as to whether the derivatives used as hedging instruments are effective in offsetting changes in fair values or cash flows of hedged items.

Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recorded in 123

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com the income statement, together with any changes in the fair value of the hedged assets or liabilities attributable to the hedged risk.

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges under hedge accounting is recorded in the consolidated statement of other comprehensive income and presented as hedging reserve in equity. The cumulative gain or loss of a derivative deferred in equity is recognized in the income statement in the same period in which the hedged item affects profit or loss. When hedging the foreign currency risk of forecasted net sales and purchases or commodity risk the fair value of the derivatives is recognized in the cost of goods sold in the income statement. When a hedging instrument expires, is sold or no longer qualifies for hedge accounting, any cumulative gain or loss reflected in equity at that time remains in equity until the forecasted business transaction hedged occurs. However, if the forecasted transaction is no longer expected to occur, the cumulative gain or loss reported in equity is recognized in the income statement.

The Group uses either derivatives or currency loans as hedging instrument to hedge its currency exposure of net investments in foreign operations which are accounted for similarly to cash flow hedges. The effective portion of the change in fair value of the hedging instrument, (being the change in spot value and in currency forwards the interest element after taxes), are recorded in the consolidated statement of other comprehensive income and presented as translation reserve in equity. Any recognised ineffectiveness is presented in financial gains and losses. When the subsidiary is disposed or sold, the cumulative amount in the translation reserve is recognized in the income statement as an adjustment to the gain or loss on the disposal.

Other derivative instruments do not necessarily qualify for hedge accounting, even if they are economic hedges according to the Group treasury policy. The embedded derivatives which meet the terms and conditions defined in IAS 39 standard will be separated from the host contract and measured at fair value through profit or loss. Fair values are determined by utilizing public price quotations and generally accepted valuation methods. The valuation data and assumptions are based on verifiable market prices.

The fair values of derivatives under hedge accounting are presented in current assets or liabilities in the balance sheet. The changes of the fair values of the derivatives which do not qualify for hedge accounting are recorded according to the hedged item in the income statement in the period they occur.

Equity and dividends

The company’s shares are entered in a book-entry securities system and they are presented as share capital in the consolidated financial statements.

The Group reports the own shares it holds as reduction in equity. The purchase, sale, issuance and cancellation of own shares is not recognized as profit or loss in the income statement but the considerations paid or received and expenses incurred, net of taxes, are recognized in equity.

Dividends proposed by the Board of Directors are recognized in the financial statements at the approval by the shareholders at the Annual General Meeting.

The hybrid bond is treated as equity in the consolidated financial statements. Interest on the hybrid bond is not accrued but is recorded in retained earnings, net of taxes, after dividend approved by the Annual General Meeting. When calculating the earnings per share the accumulated interest of the hybrid bond, net of taxes, 124

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com during the financial period is included in the result for the period.

Operating profit

The Group’s operating profit is the net amount of net sales and other operating income less cost of goods sold, sales and marketing expenses, research and development expenses, administrative expenses and other operating expenses.

All other income statement items are presented below operating profit. Foreign exchange differences and changes in fair values of derivatives are included in operating profit if they relate to normal business operations. Foreign exchange differences related to financial operations are recorded in financial income and expenses.

Critical accounting estimates and assumptions

The preparation of consolidated financial statements in conformity with IFRS requires management to use accounting estimates and assumptions in applying the accounting principles. The estimates are based on the management’s best knowledge at the balance sheet date but the actual outcome may differ from the estimates and assumptions used. The most significant estimates are related to the fair value calculations of business combinations, the economic lives of property, plant and equipment, pension benefits, deferred taxes, valuation of provisions and impairment testing of goodwill.

The Group management exercises judgment in selecting and applying the accounting principles, particularly in cases where the existing IFRS standards offer alternative recognition, valuation or presentation methods. The basis for the estimates are described in greater detail in the accounting principles and later in the relevant notes to the consolidated financial statements.

Application of new or revised IFRS standards

IASB has issued the following new standards, interpretations and their amendments which are not yet effective and the Group has not early adopted them as of the balance sheet date. The Group will adopt them from the effective date of each new or amended standard and interpretation or in case the effective date is different from the start date of the accounting period, adoption will take place in the beginning of the next accounting period if not otherwise mentioned in the description of the standard.

Annual Improvements to IFRS standards 2012 – 2014. The impacts of the amendments vary by standard but do not have any significant effect on the consolidated financial statements of the group.

IFRS 9 Financial Instruments – classification and measurement of financial assets and liabilities (new). The new standard is the first step to replace the current IAS 39 Financial Instruments: Recognition and Measurement standard. IFRS 9 introduces new requirements for classifying and measuring financial assets and an ‘expected credit loss’ model for the measurement of the impairment of financial assets. New standard is not expected to have significant effect on the consolidated financial statements of the group. IFRS 15 Revenue from contracts with customers (new). The new standard outlines the principles to measure and recognize revenue using a five-step model and replaces all existing revenue requirements. Revenue is recognized when a customer obtains control of a good or service. The effects of the new standard on net sales are considered. 125

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Consolidated financial statements> Notes to the consolidated financial statements> 1. Financial risk management

Financial risk management

Financial risk management is part of Ahlstrom’s group-wide risk management activities targeted to mitigate events which could affect negatively the achievement of the company’s strategic and operative goals. The overall objective of financial risk management in Ahlstrom is to have cost-effective funding in Group companies as well as to protect the Group from unfavorable changes in the financial markets and thus help to secure profitability. The principles and limits for financing activities are defined in the Group Treasury Policy approved by the Audit Committee of the Board of Directors and the treasury activities are coordinated by Group Treasury.

Foreign currency risk

The Group is exposed to currency risk arising from exchange rate fluctuations against its reporting currency euro. The management of foreign currency exposure is divided into two parts: one relating to foreign currency flows (transaction exposure) and the other relating to balance sheet items denominated in foreign currency (translation exposure).

Transaction risks arise from commercial and finance-related transactions and payments, which are denominated in a currency other than the unit’s functional currency. In 2015, approximately 44% of Ahlstrom’s net sales were denominated in euros, approximately 44% in US dollars and 12% in other currencies. Ahlstrom’s raw materials are generally purchased in US dollars and euros. Foreign currency flows are hedged on a net exposure basis per currency of the respective Group company in accordance with the rules set in the Group Treasury Policy. The guideline for Group companies is to hedge 100% of the forecasted 3 month net foreign currency flows per currency against the base currency of the respective company. However, hedging periods can be extended up to 12 months when agreed with Group Treasury. Foreign currency forwards are used as hedging instruments and these are generally booked through the income statement. The currency risk related to the foreign currency denominated loans and receivables is managed by Group Treasury and the aim is a fully hedged position. In accordance with the Group Treasury Policy, all internal loans and deposits are denominated in the local currency of each Group company, whenever economically possible.

Translation exposure consists mainly of net investments in foreign subsidiaries (equity exposure). The Group norm is to leave the equity exposure unhedged due to the long-term nature of the investments. However capital reductions are hedged as the equity risk becomes more short-term in nature. On the balance sheet date, the equity hedging ratio was 1,7% (31.12.2014 0%).

Financial instruments’ foreign exchange risk sensitivity analysis according to IFRS 7

The analysis has been prepared on the basis that the proportion of financial instruments in foreign currencies are all constant and on the basis of the hedge designations in place at December 31, 2015. The financial instruments affected by market risks include working capital items, such as trade and other receivables and payables, borrowings, deposits, cash and cash equivalents and derivative financial instruments. Forecasted cash flows are not part of the analysis.

The following table shows how much the income statement and equity would be affected by a 10% strengthening of the foreign currency against the reporting currency euro. In case of a 10% weakening of the foreign currency against the euro the effect would be the opposite. Effect on equity is caused by foreign exchange forwards designated in cash flow hedge accounting. 126

AHLSTROM ANNUAL REPORT 2015

Transaction exposure	31.12.2015	31.12.2015		31.12.2014	31.12.2014	
EUR million	Open position	Effect on income statement	Effect on equity	Open position	Effect on income statement	Effect on equity
SEK	18.3	0.0	2.0	22.3	0.6	1.9
USD	13.6	1.5	-	6.9	0.8	-
GBP	0.8	0.1	-	4.4	0.5	-
Net effect		**1.6**	**2.0**		1.8	1.9

Open position is presented as net assets (assets less liabilities). The net effect has been calculated before taxes.

The following table shows how much the equity would be affected by a 10% strengthening of the foreign currency against the reporting currency euro. In case of a 10% weaking of the foreign currency against the euro the effect would be the opposite.

Translation exposure	31.12.2015		31.12.2014	
EUR million	Open position	Effect on equity	Open position	Effect on equity
USD	76.3	8.5	65.3	7.3
CNY	50.1	5.6	54.4	6.0
KRW	35.3	3.9	30.4	3.4
SEK	28.4	3.2	25.6	2.8
INR	28.0	3.1	21.0	2.3
GBP	25.1	2.8	17.2	1.9
BRL	21.2	2.4	28.0	3.1
RUB	11.3	1.3	16.9	1.9
Net effect		**30.6**		28.8

Open position is presented as net assets (assets less liabilities). The net effect has been calculated after taxes.

Interest rate risk

Interest rate risk is measured with modified duration, which defines the Group's loan portfolio's interest rate sensitivity in response to a change in interest rates. According to the Group Treasury Policy the Group's benchmark duration is 12 months and the duration may deviate between 3 and 48 months. On December 31, 2015 the modified duration of the loan portfolio was 18.2 months. The duration of the loan portfolio can be adjusted by the use of derivative instruments such as interest rate swap contracts. On December 31, 2015 there were no open interest rate swap contracts.

As of 31 December 2015, a one percentage point parallel shift in the yield curve would have a net effect of EUR -1.2 million (EUR -1.0 million) on the income statement. This sensitivity analysis calculates the interest effect of a 100 basis point parallel shift in

127

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com interest rates on all floating rate based interest-bearing liabilities and other short-term deposits. Cash and finance lease liabilities are excluded. The net effect has been calculated after taxes.

Raw material and energy price risk

Group earnings are exposed to commodity and energy price volatility. Group companies have the responsibility of identifying and measuring their commodity and energy price risk. Group companies should primarily seek to hedge their risks in relation to movements in commodity prices (primarily for pulp, energy and chemicals) with their suppliers through fixed price contracts for a defined period. Where such hedges cannot be obtained or if they are commercially uneconomical Group companies may enter into financial commodity price risk hedging transactions through commodity derivatives. All such transactions need to be concluded with Group Treasury. On December 31, 2015 there were no open pulp derivative agreements (0 tons on December 31,

2014).

Liquidity and refinancing risk

The Group seeks to maintain adequate liquidity under all circumstances by means of efficient cash management and restricting investments to highly liquid instruments only. Cash, cash equivalents and available committed credit facilities should always cover outstanding short term debt and following 12 months interest payments, loan amortizations, committed and maintenance investments and estimated dividend payments.

As of December 31, 2015, Ahlstrom’s interest-bearing liabilities amounted to EUR 243.3 million (EUR 295.2 million on December

31, 2014), divided into financings from banks and other financial institutions of EUR 113.8 million (EUR 126.2 million), EUR 99.5 million (EUR 153.5 million) in senior unsecured callable bonds, EUR 30.0 million (EUR 10.9 million) in borrowings under the company’s EUR 300 million domestic commercial paper program and EUR 0.0 million (EUR 4.6 million) in commitments under financial leases. At the end of the year, its total liquidity, including cash, unused committed credit facilities and committed cash pool overdraft limits was EUR 299.0 million (EUR 300.3 million), divided into cash and cash equivalents EUR 47.3 million (EUR

41.4 million), long-term unutilized committed credit facilities EUR 237.6 million (EUR 254.7 million) and committed cash pool overdraft limits EUR 14.1 million (EUR 4.2 million). In addition, the company had uncommitted cash pool overdraft limits and undrawn uncommitted credit facilities totalling EUR 103.6 million (EUR 129.5 million).

On June 25, 2015 Ahlstrom signed a EUR 180 million three-year revolving credit facility. The facility includes two 12-month extension options for the company subject to the consent of the participating banks. The committed facility refinanced the EUR

200 facility signed in June 2011 (initially EUR 250 million) and is used for general corporate purposes. When issuing a EUR 100 million senior unsecured callable bond in September 2014, Ahlstrom made a voluntary tender offer for its EUR 100 million bond maturing on November 10, 2015. The aggregate principal amount of notes validly offered for purchase by noteholders was EUR

45,771,000 and on November 10, 2015 Ahlstrom repaid the remaining amount of the notes.

Ahlstrom’s financial covenant undertakings remain unchanged. The company has agreed to a gearing covenant which is the only financial covenant governing any of Ahlstrom’s loan agreements.

Throughout the year the Group was in full compliance with the covenants of its financing agreements and management expects such compliance to continue.

Refinancing risks are managed by seeking to ensure that the loan portfolio has a balanced maturity profile both in terms of length and concentration of repayments. The maturity profile of the debts of the Group is shown in the following table.128

AHLSTROM ANNUAL REPORT 2015

Contractual undiscounted cash flows of repayments and interests of debts

Dec 31, 2015							
EUR million	**2016**	**2017**	**2018**	**2019**	**2020**	**Later**	**Total**
Floating rate loans from financial institutions	4.5	27.0	-	-	-	-	31.4
Fixed rate loans from financial institutions	9.0	-	-	-	-	-	9.0
Pension loans	-	-	-	-	-	-	0.0
Finance lease liabilities	0.0	-	-	-	-	-	0.0
Other non-current loans	4.2	4.2	4.9	102.4	-	0.0	115.7
Other current loans	103.7	-	-	-	-	-	103.7
Total	121.4	31.1	4.9	102.4	0.0	0.0	259.8
Derivatives							
Foreign exchange forward contracts, outflow	- 148.5	-	-	-	-	-	-148.5
Foreign exchange forward contracts, inflow	148.0	-	-	-	-	-	148.0
Derivatives, net	-0.5						-0.5

Dec 31, 2014							
EUR million	2015	2016	2017	2018	2019	Later	Total
Floating rate loans from financial institutions	2.2	0.7	25.4	-	-	-	28.3
Fixed rate loans from financial institutions	14.1	14.1	3.4	1.3	-	-	32.9
Pension loans	1.2	-	-	-	-	-	1.2
Finance lease liabilities	0.3	4.4	-	-	-	-	4.7
Other non-current loans	60.4	4.2	4.2	4.9	102.8	0.0	176.4
Other current loans	77.9	-	-	-	-	-	77.9
Total	156.2	23.3	32.9	6.2	102.8	0.0	321.4
Derivatives							
Foreign exchange forward contracts, outflow	- 126.4	-	-	-	-	-	-126.4
Foreign exchange forward contracts, inflow	125.2	-	-	-	-	-	125.2
Derivatives, net	-1.2						-1.2

129

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

As the amounts disclosed in the table above are the contractual undiscounted cash flows, they differ from the carrying values in the Group balance sheet.

The financial guarantee of EUR 0.4 million given by the Group on behalf of Munksjö was expired in May 2015.

Interest-bearing liabilities and debt structure

Dec 31, 2015

EUR million	Drawn amount	Undrawn amount	Total	Maturity 2016	2017	2018	2019	2020	Later
Available committed facilities	-	237.6	**237.6**	-	30.0	207.6	-	-	-
Non-current loans	139.5	-	**139.5**	12.6	26.7	0.7	99.5	-	-
Finance lease liabilities	0.0	-	**0.0**	0.0	-	-	-	-	-
Current loans	103.4	-	**103.4**	103.4	-	-	-	-	-
Bank credit lines utilized	0.3	-	**0.3**	0.3	-	-	-	-	-
Total interest-bearing liabilities	**243.3**	-	**243.3**	116.4	26.7	0.7	99.5	0.0	0.0
Total loans and undrawn committed facilities	**243.3**	**237.6**	**480.8**	116.4	56.7	208.3	99.5	0.0	0.0

Dec 31, 2014

EUR million	Drawn amount	Undrawn amount	Total	Maturity 2015	2016	2017	2018	2019	Later
Available committed facilities	-	254.7	254.7	-	200.0	30.0	24.7	-	-
Non-current loans	212.8	-	212.8	69.7	13.4	28.3	2.0	99.4	0.0
Finance lease liabilities	4.6	-	4.6	0.2	4.4	-	-	-	-
Current loans	70.9	-	70.9	70.9	-	-	-	-	-
Bank credit lines utilized	7.0	-	7.0	7.0	-	-	-	-	-
Total interest-bearing liabilities	295.2	-	295.2	147.7	17.8	28.3	2.0	99.4	0.0
Total loans and undrawn committed facilities	295.2	254.7	549.9	147.7	217.8	58.3	26.7	99.4	0.0

130

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Factoring

Group companies may enter into factoring, supplier finance or other corresponding financing arrangements subject to Group Treasury approval and according to the criterias defined in the Group Treasury Policy. All factoring or similar arrangements are made on non-recourse basis. During 2015 Group has established new factoring programs and at the end of the reporting period the outstanding amount under factoring or similar arrangements was EUR 28.2 million (EUR 15.3 million).

Capital structure

The Group’s objective is to maintain an efficient capital structure which is targeted both to increase the company’s shareholder value and also to secure the Group’s ability to operate in the credit and capital markets at all times. The Board of Directors reviews the capital structure of the Group regularly.

The capital structure is monitored on the basis of the gearing ratio which is calculated by dividing interest-bearing net liabilities with total equity. Interest-bearing net liabilities are calculated as interest-bearing loans and borrowings less cash and cash equivalents and other current investments. According to the set financial targets prevailing on the balance sheet date Ahlstrom’s gearing ratio should in the long-term be between 50-80%. According to the new financial targets announced on January 29, 2016 gearing is to be maintained below 100%.

Ahlstrom Corporation has a EUR 100 million hybrid bond outstanding with a coupon rate of 7.875% per annum. The bond has no maturity but the company may exercise an early redemption option starting October 2017. The bond is treated as equity in the consolidated financial statements.

The gearing ratios in 2015 and 2014 were as follows.

EUR million 2015 2014

Interest-bearing loans and

borrowings

243.3 295.2

Cash and cash equivalents 47.3 41.4

Other current investments —

Interest-bearing net liabilities

195.9 253.8

Equity, total 299.4 320.1

Gearing ratio 65.4% 79.3%

Credit and counterparty risk

Credit and counterparty risks materialize when a customer or a financial institution is unable to meet its financial obligations towards Ahlstrom.

Credit risks relating to trade receivables are managed by assessing the creditworthiness of customers and by approving customer131

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com credit limits based on guidelines defined in the Group Credit Policy. Monitoring of past payment behaviour, obtainment of credit information data and credit references form part of the limit approval process. As its main risk mitigation tool Ahlstrom uses a global credit insurance program. Due to its diversified customer base and geographical spread of the receivables there is no significant concentration of credit risks for the Group. The ten largest customers of Ahlstrom account for less than 30% of net sales. The aging analysis of trade receivables is presented in note 22. Counterparty risks arise from exposures associated with financial transactions such as deposits, placements, derivatives contracts, guarantees issued in favour of Group companies and receivables from insurance companies. Counterparty risks are managed by monitoring the creditworthiness of counterparts based on guidelines defined in the Group Treasury Policy and transactions are concluded with highly rated banks, insurance companies and other financial institutions only. Ahlstrom encountered no materialized counterparty risks in 2015. 132

AHLSTROM ANNUAL REPORT 2015

Annual Report 2015 › Financials › Consolidated financial statements › Notes to the consolidated financial statements › 2. Segment information

2. Segment information

The Group has three segments: Filtration, Building and Energy, Food and Medical. The segments are the same as Ahlstrom's business areas.

The Filtration segment manufactures transportation and advanced filtration materials. Advanced filtration materials are mainly used in air and liquid filtration applications, in life science and in gas turbine filtration. Trasportation filtration materials are mainly used in the transportation industry.

The Building and Energy segment serves customers in the building, transportation, marine, windmill and fabric care industries. The segment's products can be found in wallcoverings, floorings, boat hulls, windmill blades and automotive interiors.

The Food and Medical segment manufactures materials for the food packaging and healthcare industries as well as crepe papers. The healthcare products are primarily medical gowns, drapes, face masks and sterilization wraps. The food packaging industry products are tea bags, coffee filters, meat casings, vegetable parchment and other food packaging materials. Crepe papers are used for masking tape and for medical and wipes applications.

The other operations include financial and tax assets and liabilities, net financing cost, taxes, holding and sales companies' income, expense, assets and liabilities as well as the share of result of associated companies.

Ahlstrom Group management monitors the segments' results, cash flow and capital employed in order to evaluate the segment's performance and to make decisions on resource allocations.

Ahlstrom's highest operative decision-making body is the Group's Executive Management Team (EMT). The CEO is the chairman of the EMT and its other members are the business area leaders and functional leaders. The EMT members receive a monthly performance report including income statement, operative cash flow and the main KPI's of each business area. The performance of the business areas is evaluated mainly based on operating profit, operative cash flow and return on net assets (RONA).

The segments' results, assets and liabilities include items directly attributable to the segment's operations. The valuation principles of the segment information are in accordance with the Group's accounting principles.

Business segments 2015

EUR million	Filtration	Building and Energy	Food and Medical	Other operations	Eliminations	Group
External net sales	423.5	306.1	330.7	14.4	0.0	1,074.7
Inter-segment net sales	8.1	2.4	23.7	40.5	-74.7	0.0
Net sales	431.6	308.5	354.4	54.9	-74.7	1,074.7
Operating profit/loss	40.4	-13.4	1.3	-6.5	0.1	21.9
Financial income	-	-	-	0.5	-	0.5
Financial expenses	-	-	-	0.1	-	0.1
Share of profit/loss of associated companies	-	-	-	0.2	-	0.2
Profit/loss before taxes						22.6

133

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

Operating profit/loss, %	9.4	-4.3	0.4	-	-	2.0
Return on net assets, RONA, % (Group ROCE, %)	19.8	-14.0	0.8	-	-	3.9
Operative cash flow	43.9	12.8	20.9	-7.8	-0.5	69.3
Segment assets	282.6	174.3	220.0	29.9	-5.8	701.0
Investments in associated companies	-	-	-	15.5	-	15.5
Unallocated assets	-	-	-	121.3	-	121.3
Total assets						837.8
Segment non-interest bearing liabilities	76.1	87.4	65.7	65.3	-5.7	288.8
Unallocated liabilities	-	-	-	249.6	-	249.6
Total equity	-	-	-	299.4	-	299.4
Total equity and liabilities						837.8
Depreciation and amortization	-20.9	-14.4	-28.6	-3.1		-67.0
Impairment		-7.5				-7.5
Non-recurring items	-1.3	-10.3	-11.2	-2.8		-25.6
Capital expenditure	12.6	5.6	6.1	3.1		27.3
Sales volumes (thousands of tonnes)	112.4	147.9	110.4	3.6	-8.7	365.6

Business segments 2014

EUR million	Filtration	Building and Energy	Food and Medical	Other operations	Eliminations	Continuing operations
External net sales	390.2	285.6	296.3	29.1	0.0	1,001.1
Inter-segment net sales	12.6	2.6	24.7	51.3	-91.1	0.0
Net sales	402.8	288.2	320.9	80.3	-91.1	1,001.1
Operating profit/loss	40.9	-22.0	-4.8	-17.8	0.0	-3.7
Financial income	-	-	-	0.6	-	0.6
Financial expenses	-	-	-	-6.4	-	-6.4
Share of profit/loss of associated companies	-	-	-	0.1	-	0.1
Profit/loss before taxes						-9.4

134

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

Operating profit/loss, %	10.1	-7.6	-1.5	-	-	-0.4
Return on net assets, RONA, % (Continuing operations ROCE, %)	20.8	-19.8	-3.0	-	-	-0.5
Operative cash flow	40.7	-24.2	6.5	-10.2	0.1	13.0
Segment assets	282.2	195.6	232.7	37.0	-8.4	738.9
Investments in associated companies	-	-	-	15.3	-	15.3
Unallocated assets	-	-	-	166.9	-	166.9
Total assets						921.1
Segment non-interest bearing liabilities	80.0	90.4	70.1	67.3	-8.3	299.4
Unallocated liabilities	-	-	-	301.6	-	301.6
Total equity	-	-	-	320.1	-	320.1
Total equity and liabilities						921.1
Depreciation and amortization	-17.9	-14.3	-23.5	-2.7	-	-58.4
Impairment	-	-11.9	-	0.0	-	-11.9
Non-recurring items	-0.4	-13.7	-11.2	-7.0	-	-32.3
Capital expenditure	17.6	18.5	6.3	3.1	-	45.4
Sales volumes (thousands of tonnes)	120.4	146.0	112.6	7.5	-11.7	374.9

Geographic information

External net sales is based on the geographical location of the customers. Reporting of non-current assets is based on the geographical location of the assets. Non-current assets are presented excluding financial instruments, deferred tax assets, post-employment benefit assets and rights arising under insurance contracts.

External net sales, EUR million	**2015**	2014
USA	**299.0**	261.7
Germany	**115.5**	121.7
Italy	**70.6**	48.2
China	**66.5**	54.4
United Kingdom	**61.0**	57.5
France	**50.6**	49.4
Brazil	**27.4**	33.6

135

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Spain 12.8 16.1

Finland 5.5 6.7

Other countries 365.7 351.7

Continuing operations 1,074.7 1,001.1

+ Discontinued operations and eliminations —0.8

Total including discontinued operations 1074.7 1,001.9

The Group has no individual customers whose share exceeds 10% of the Group’s total net sales.

Non-current assets, EUR million 2015 2014

USA 109.0 105.6

Germany 10.2 19.4

Italy 47.4 49.3

China 117.3 116.5

United Kingdom 8.4 18.7

France 28.9 30.7

Brazil 6.7 8.5

Spain 0.0 0.0

Finland 37.0 98.2

Other countries 79.4 69.7

Total 444.2 516.7 136

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Consolidated financial statements> Notes to the consolidated financial statements>3. Disposals of businesses and discontinued operations

Disposals of businesses and discontinued operations

2015

No disposals of businesses in the year 2015.

2014

Disposals of businesses

Ahlstrom completed the sale of Paulinia plant to Suominen

On February 10, 2014, Ahlstrom completed the sale of the shares of Ahlstrom Fabricação de Não-Tecidos Ltda to Suominen Corporation. The company operates the Brazilian plant of Ahlstrom’s former Home and Personal business area. The enterprise value of the transaction was EUR 17.5 million. The transaction was announced on January 10, 2014.

Net assets of the disposed unit were EUR 19.5 million, of which fixed asset were EUR 11.3 million and cash EUR 0.3 million.

Ahlstrom Corporation sold its shares in Suominen to Ahlström Capital

On October 7, 2014, Ahlstrom announced that it has agreed to sell its 66,666,666 shares in Suominen Corporation to AC Invest Two B.V., a company within the Ahlström Capital Group. Ahlstrom sold its 26.9% shareholding in Suominen at a price of EUR 0.50 per share, valuing the shareholding at EUR 33.3 million.

The transaction was completed October 13, 2014 in accordance with the option arrangement announced by Ahlstrom on

January 10, 2014 related to the sale of the Paulinia plant in Brazil to Suominen.

As a consequence of the transaction, Ahlstrom booked a non-recurring gain of approximately EUR 11.8 million in fourth- quarter 2014.

A profit claw back clause on the possible sales gain from the 66,666,666 shares in Suominen held by AC Invest Two B.V. is valid until October 7, 2016.

Ahlstrom withdrew from Porous Power Technologies

On October 9, 2014, Ahlstrom announced it will not to make any further investments in Porous Power Technologies, LLC. The US-based subsidiary has not been able to develop its nonwoven battery separator solution into a product that would be qualified by potential customers.

As a consequence, the Board Members of Porous Power Technologies decided to wind down operations in an orderly manner. Ahlstrom booked an impairment loss of EUR 11.9 million in its third-quarter 2014 financial results. The impairment did not have any material cash effect.

In 2011, Ahlstrom acquired a 49.5% stake in Porous Power Technologies and held approximately 60% of the shares in the company. 137

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Net assets of Porous Power Technologies after the impairment of fixed asset and reversal of deferred tax liability related to aquisition were valued at zero as of December 31, 2014.

Ahlstrom’s employee negotiations completed in Kauttua

On December 19, 2014, Ahlstrom announced to have completed the co-operation negotiations with employee representatives at its Kauttua production line in Finland.

The conclusion of the negotiations was to close down the production line in Kauttua during the second quarter of 2015.

The Kauttua plant manufactured base paper for masking tape. As there was significant overcapacity globally in the masking tape markets, especially in Europe, Ahlstrom sought ways to improve the efficiency of its masking tape business.

The production line was part of Ahlstrom’s former Food business area and it employed 21 people, whose employment was terminated when the line was closed down.

Net assets of the Kauttua site were EUR 0.0 million as of December 31, 2014. A write down of fixed assets of EUR 0.8 million and a provison of EUR 2.2 million were recorded in December 2014.

Discontinued operations

Label and Processing and Brazilian part of Home and Personal

EUR million 2014

Net sales 1.5

Expenses 9.3

Profit before tax 10.8

Income tax -3.9

Profit/loss for the period 6.9

Impairment and cost to sell net of tax 0.6

Profit/loss for the period from discontinued operations 7.5

Operating cash flows 10.3

Investing cash flows -9.3

Total cash flows from discontinued operations 1.0

Financing cash flows are not presented as the units were financed internally by Ahlstrom Group. 138

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Consolidated financial statements> Notes to the consolidated financial statements>4. Acquisitions of businesses

Acquisitions of businesses

2015

No acquisitions of new businesses.

2014

No acquisitions of new businesses.139

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Consolidated financial statements> Notes to the consolidated financial statements>5. Net Sales

Net Sales

EUR million 2015 2014

Sales of goods 1,091.1 1,014.5

Sales of services 0.3 3.4

Sales deductions -16.6 -16.7

Continuing operations 1,074.7 1,001.1

Sales deductions are rebates, credits and discounts. Net sales are not adjusted with exchange rate differences from foreign currency sales after the original sale is recorded140

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Consolidated financial statements> Notes to the consolidated financial statements>6. Cost of goods sold

Cost of goods sold

EUR million 2015 2014

Raw materials -491.7 -465.2

Energy -86.7 -87.0

Delivery expenses -36.2 -33.7

Other variable costs -31.6 -28.8

Operative exchange gains/losses 0.4 0.5

Production costs -264.3 -240.8

Continuing operations -910.0 -855.0141

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Consolidated financial statements> Notes to the consolidated financial statements>7. Other operating income and expenses

Other operating income and expenses

EUR million 2015 2014

Other operating income

Gain on sale of emission rights 0.4 0.4

Government grants 2.6 2.6

Insurance indemnification 0.1 0.1

Gain on sale of non-current assets 2.0 0.7

Gains from litigations 0.1 0.2

Other 1.8 12.2

Total 7.0 16.1

- Discontinued operations — 9.9

Continuing operations 7.0 6.2

Other operating expenses

Impairment -7.5 -10.7

Loss from disposals of non current assets -0.5 -1.1

Bad debt losses -0.7 -0.6

Restructuring costs and reversals -0.4 0.1

Other -3.2 -0.9

Total -12.4 -13.2

- Discontinued operations — 1.8

Continuing operations -12.4 -15.0

Auditor’s fees 2015 2014

To PricewaterhouseCoopers network

Audit -0.7 -0.8

Tax services —0.5

Other services -0.6 -0.5

Total -1.3 -1.8 142

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Consolidated financial statements> Notes to the consolidated financial statements>8. Employee benefit expenses

Employee benefit expenses

EUR million 2015 2014

Wages and salaries -156.3 -155.2

Social security costs -26.8 -25.1

Contributions to defined contribution plans -13.5 -12.2

Net periodic cost for defined benefit plans -1.5 -2.4

Changes in liability for other long-term benefits -0.2 -0.2

Other personnel costs -18.3 -15.9

Total -216.6 -211.0

- Discontinued operations —0.1

Continuing operations -216.6 -210.9

In 2015, employee benefit expenses included non-recurring costs of EUR 4.5 million (EUR 11.5 million in 2014) related to the restructuring actions. Employee benefit expenses of key management are specified in Note 32.

Average number of personnel 2015 2014

Filtration 1,182 1,160

Food and Medical 995 1,051

Building and Energy 774 809

Home and Personal 0 6

Other operations 425 472

Total 3,376 3,499

- Discontinued operations—6

Continuing operations 3,376 3,493 143

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Consolidated financial statements> Notes to the consolidated financial statements>9. Depreciations and amartizations

Depreciations and amortizations

EUR million 2015 2014

Machinery and equipment -51.2 -47.7

Buildings and constructions -11.4 -6.7

Intangible assets -3.6 -3.3

Other tangible assets -0.7 -0.7

Total depreciation and amortization -67.0 -58.4

- Discontinued operations —

Continuing operations -67.0 -58.4 144

AHLSTROM ANNUAL REPORT 2015

Annual Report 2015 › Financials › Consolidated financial statements › Notes to the consolidated financial statements › 10. Impairment

10. Impairment

Impairment charges and reversals and goodwill of cash-generating units (CGU):

	Impairment charges and reversals	Impairment charges and reversals	Goodwill	Goodwill
EUR million	**2015**	2014	**2015**	2014
Wipes	-	2.6	-	-
Transportation Filtration	-	-	22.2	20.3
Advanced Filtration	-	-	14.5	13.9
Medical nonwoven	-	-	20.4	18.3
Vegetable parchment	-	-	6.7	6.2
Specialties & Wallcover	-	-	10.6	10.3
Porous Power Technologies	-	-11.9	-	-
Processing (Osnabruck)	-7.5	-1.4	-	-
Other Units	-	-	-	-
Total	**-7.5**	-10.7	**74.3**	69.0
- Discontinued operations	-	1.2	-	-
Continuing operations	**-7.5**	-11.9	**74.3**	69.0

In December 2015, an impairment charge of EUR 7.5 million related to Processing CGU in Osnabruck plant was recorded in the Building and Energy business area. This impacted property, plant and equipment. The Osnabruck plant produces materials for wallcoverings, poster papers and release liners. The change in goodwill was EUR 5.3 million and was due to the changes in currency rates.

In 2014, an impairment charge of EUR 11.9 million was recorded in fixed assets of battery separator business Porous Power Technologies. A reversal of an impairment charge of EUR 2.6 million related to the sale of Pauliinia plant in Brasil was booked. Additional impairment of EUR 1.4 million was reported in Processing related to the asset disposal to Perusa in Germany.

The recoverable amount of the cash-generating units is based on value in use calculation. Projected cash flows are used in the calculations. The projected cash flows are based on EBITDA, normal replacement investments and changes in operative working capital of the financial plans for the five years period. Cash flows for further years are based to the terminal value which is calculated by using the average of the planned five years and general growth rate 0.5 % and indefinite economic life time. The same pre-tax discount rate has been used to all cash-generating units in discounting the projected cash flows. The discount rate (WACC) 7.3 % is based on the market view of the time-value of money and on the specific risks related to the assets for which the future cash flow estimates have not been adjusted. Specific risks related to cash-generating units are included in the financial plans of the units.

A goodwill impairment test is performed twice a year. The first test is carried out in connection with the September closing and the

145

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com second one in connection to December closing. In addition to these, impairment tests are performed whenever there is an indication of impairment. Group Business areas are monitoring the impairment sensitivity every month and should the sensitivity indicates impairment , a full test will be initiated.

According to the management estimate, there is no reasonable possibility of such a change in any key assumptions that would lead to the additional impairment charges. Sensitivity analyses have shown that 3%-points increase in the discount rate would not lead to the impairment in any CGU. 146

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Consolidated financial statements> Notes to the consolidated financial statements>11. Financial income and expenses

Financial income and expenses

EUR million 2015 2014

Financial income

Interest income from loans and receivables 0.2 0.3

Forward contracts interest component, non-hedge accounting 0.2 0.3

Other financial income — -

Continuing operations 0.5 0.6

Financial expenses

Interest expenses for financial liabilities at amortized cost -16.5 -17.9

Forward contracts interest component, non-hedge accounting -0.4 -0.5

Other financial expenses 17.5 12.6

Continuing operations 0.6 -5.9

Exchange rate differences and fair value gains and losses

Loans and receivables 7.7 8.4

Forward contracts, non-hedge accounting -8.2 -8.9

Continuing operations -0.5 -0.5

Net financial income and expenses 0.6 -5.8

Interest expenses include EUR 2.6 million net interest cost on defined benefit plans (EUR 2.6 million in 2014).

Other financial expenses include a EUR 20.3 million capital gain from the sale of Munksjö Oyj shares (A capital gain of EUR 14.2 million from the sale of Suominen Oyj and Munksjö Oyj shares in 2014).

In addition to the exchange rate differences disclosed in financial income and expenses, consolidated operating profit included exchange rate differences of EUR 0.4 million (EUR 0.5 million in 2014) of which derivatives accounted for EUR 0.4 million (EUR -

0.4 million in 2014). 147

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Consolidated financial statements> Notes to the consolidated financial statements>12. Income taxes

Income taxes

EUR million 2015 2014

Taxes for the financial period -4.3 -4.5

Taxes for previous periods -0.5 3.3

Deferred tax -9.3 -3.6

Total income taxes -14.1 -4.8

- Discontinued operations —3.9

Continuing operations -14.1 -0.9

Taxes booked to equity

Hybrid bond 1.6 1.6

Other items -0.2 2.3

Total taxes booked to equity 1.4 3.9

Income tax reconciliation

Including discontinued operations

Tax calculated at Finnish nominal tax rate -4.5 -0.4

Differences between foreign and Finnish tax rates 0.1 0.3

Italian regional tax (IRAP), witholding and minimum taxes -0.6 -1.0

Adjustment of taxes for previous periods -0.5 3.3

Non-deductible expenses and tax exempt income 4.3 0.1

Adjustments to deferred tax assets -11.8 -9.8

Changes in statutory tax rates -1.3—Associated companies and other items 0.2 2.7

Total income taxes -14.1 -4.8

Tax exempt income in 2015 consists mainly of gain from the sale of Munksjö shares. Adjustments to deferred tax assets have been booked in those group companies where assumptions regarding the utilization of tax assets have been changed or where there is no sufficient evidence of utilization of current year’s loss.

In some of the Group companies income tax returns are under examination in tax audits or have been already disputed by the tax authorities. The main items under discussion relate to transfer pricing. Based on the evaluation of the current state of these processes no significant tax provisions have been booked. 148

AHLSTROM ANNUAL REPORT 2015

Annual Report 2015 › Financials › Consolidated financial statements › Notes to the consolidated financial statements › 13. Taxes related to other comprehensive income

13. Taxes related to other comprehensive income

	2015			2014		
EUR million	**Before taxes**	**Tax charge/ credit**	**After taxes**	Before taxes	Tax charge/ credit	After taxes
Items that will not be reclassified to profit or loss						
Remeasurements of defined benefit plans	**-4.3**	**1.6**	**-2.6**	-21.8	5.9	-15.9
Total	**-4.3**	**1.6**	**-2.6**	-21.8	5.9	-15.9
Items that may be reclassified subsequently to profit or loss						
Translation differences	**6.5**	**-**	**6.5**	9.4	-	9.4
Hedges of net investments in foreign operations	**0.2**	**-**	**0.2**	-	-	-
Share of other comprehensive income of equity accounted investments	**-**	**-**	**-**	0.5	0.0	0.5
Changes in the fair value of available-for-sale financial assets	**-17.0**	**-**	**-17.0**	17.0	-	17.0
Cash flow hedges	**0.6**	**-0.1**	**0.5**	-0.2	0.0	-0.2
Total	**-9.8**	**-0.1**	**-9.9**	26.7	0.0	26.8
Total other comprehensive income	**-14.1**	**1.5**	**-12.6**	4.9	5.9	10.9

149

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Consolidated financial statements> Notes to the consolidated financial statements>14. Earnings per share

Earnings per share

Earnings per share is calculated by dividing the profit for the period attributable to owners of the parent by the weighted average number of ordinary shares. The accrued interest expenses on hybrid bond for the period after taxes have an effect on earnings per share calculation. Profit or loss for the year attributable to owners of the parent is deducted by these interests. Accrued interests after taxes for the year were EUR 6.3 million (EUR 6.3 million in 2014) and the effect on earnings per share was EUR 0.13 (EUR

0.13 in 2014).

Basic and diluted earnings per share

2015 2014

Profit/loss for the year attributable to owners of the parent (EUR million) 9.2 3.6

Interest on hybrid bond for the year after taxes (EUR million) -6.3 -6.3

Total including discontinued operations 2.9 -2.7

- Discontinued operations —7.5

Continuing operations 2.9 -10.3

Weighted average number of shares during the year (1,000 shares) 46,670.6 46,670.6

Continuing operations

Basic and diluted earnings per share (EUR) 0.06 -0.22

Including discontinued operations

Basic and diluted earnings per share (EUR) 0.06 -0.06 150

AHLSTROM ANNUAL REPORT 2015

Annual Report 2015 › Financials › Consolidated financial statements › Notes to the consolidated financial statements › 15. Property, plant and equipment

15. Property, plant and equipment

EUR million	Land and water areas	Buildings and constructions	Machinery and equipment	Other tangible assets	Advances paid and construction in progress	Total property, plant and equipment
2015						
Historical cost at Jan 1	10.5	169.2	967.0	9.8	27.0	1,183.5
Acquisitions through business combinations	-	-	-	-	-	-
Additions	0.0	0.7	8.3	0.2	15.9	25.0
Disposals	-	-0.6	-16.9	-0.1	-	-17.6
Transfers to other asset categories	-	2.6	17.4	0.1	-20.2	-0.0
Other changes	-	-	-0.0	-	-0.1	-0.1
Translation differences	0.6	7.1	33.5	0.2	0.8	42.2
Historical cost at Dec 31	**11.1**	**179.0**	**1,009.2**	**10.2**	**23.5**	**1,233.0**
Accumulated depreciation and impairment at Jan 1	0.4	81.9	714.8	6.3	7.3	810.6
Depreciation for the year	0.1	11.4	51.2	0.6	-	63.4
Impairment losses	-	-	6.4	1.1	-	7.5
Reversal of impairment losses	-	-	-	-	-	0.0
Disposals	-	-0.5	-16.2	-0.1	-	-16.8
Transfers to other asset categories	-	-	-	-	-	-
Other changes	-	-0.0	0.0	0.0	1.7	1.6
Translation differences	0.0	3.1	23.5	0.2	-	26.8
Accumulated depreciation and impairment at Dec 31	**0.5**	**95.9**	**779.7**	**8.1**	**8.9**	**893.2**
Book value Jan 1, 2015	**10.1**	**87.3**	**252.2**	**3.5**	**19.7**	**372.9**
Book value Dec 31, 2015	**10.6**	**83.1**	**229.6**	**2.1**	**14.5**	**339.9**

151

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

In 2015, no interest expenses were capitalized. In 2014, capitalized interest expenses of EUR 0.8 million were included in property, plant and equipment.

EUR million	Land and water areas	Buildings and constructions	Machinery and equipment	Other tangible assets	Advances paid and construction in progress	Total property, plant and equipment
2014						
Historical cost at Jan 1	12.1	158.9	883.2	9.0	76.3	1,139.4
Acquisitions through business combinations	-	-	-	-	-	-
Additions	0.0	0.9	11.5	0.7	36.0	49.2
Disposals	-2.4	-7.4	-28.9	-0.5	-0.2	-39.3
Transfers to other asset categories	0.1	11.2	75.5	0.8	-87.6	-0.0
Other changes	-	-	-0.4	-	-3.9	-4.3
Translation differences	0.7	5.4	26.1	-0.1	6.4	38.6
Historical cost at Dec 31	10.5	169.2	967.0	9.8	27.0	1,183.5
Accumulated depreciation and impairment at Jan 1	0.4	77.1	669.8	6.0	7.2	760.5
Depreciation for the year	0.0	6.7	47.7	0.7	-	55.0
Impairment losses	1.2	0.2	0.1	-	0.0	1.6
Reversal of impairment losses	-	-1.3	-1.3	-	-	-2.6
Disposals	-1.2	-3.6	-22.7	-0.5	0.0	-28.0
Transfers to other asset categories	-	-	-	-	-	-
Other changes	-	-	-	-	-	-
Translation differences	0.0	2.8	21.2	0.1	-	24.2
Accumulated depreciation and impairment at Dec 31	0.4	81.9	714.8	6.3	7.3	810.6
Book value Jan 1, 2014	11.7	81.9	213.4	2.9	69.0	379.0
Book value Dec 31, 2014	10.1	87.3	252.2	3.5	19.7	372.9

152

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

Assets leased by finance lease agreements				
EUR million	Land and water areas	Buildings and constructions	Machinery and equipment	Total
2015				
Historical cost	0.3	-	-	0.3
Accumulated depreciation	0.2	-	-	0.2
Book value Dec 31, 2015	**0.1**	**-**	**-**	**0.1**
2014				
Historical cost	0.4	5.9	0.3	6.6
Accumulated depreciation	-	2.1	0.2	2.2
Book value Dec 31, 2014	0.4	3.8	0.1	4.4

153

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

Annual Report 2015 › Financials › Consolidated financial statements › Notes to the consolidated financial statements › 16. Intangible assets

16. Intangible assets

EUR million	Intangible rights	Goodwill	Other intangible assets	Advances paid	Total intangible assets
2015					
Historical cost at Jan 1	59.4	66.9	11.9	0.7	138.9
Acquisitions through business combinations	-	-	-	-	-
Additions	1.2	-	-	0.8	2.1
Disposals	-11.5	-26.4	-	-	-37.9
Transfers to other asset categories	0.1	-	0.0	-0.1	-
Other changes	-0.8	-	-	-0.0	-0.8
Translation differences	4.7	-0.0	0.3	-	5.0
Historical cost at Dec 31	**53.2**	**40.5**	**12.2**	**1.4**	**107.3**
Accumulated amortization and impairment at Jan 1	54.2	-2.1	3.9	0.0	56.0
Amortization for the year	3.0	-	0.6	-	3.6
Impairment losses	0.0	-	-	-	0.0
Disposals	-11.5	-26.4	-	-	-37.9
Transfers to other asset categories	-	-	-	-	-
Other changes	-0.5	-	-	-	-0.5
Translation differences	4.5	-5.3	0.0	-	-0.8
Accumulated amortization and impairment at Dec 31	**49.7**	**-33.8**	**4.5**	**0.0**	**20.4**
Book value Jan 1, 2015	**5.2**	**69.0**	**8.0**	**0.7**	**82.9**
Book value Dec 31, 2015	**3.5**	**74.3**	**7.6**	**1.4**	**86.8**

154

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

EUR million	Intangible rights	Goodwill	Other intangible assets	Advances paid	Total intangible assets
2014					
Historical cost at Jan 1	53.4	66.0	12.2	0.6	132.2
Acquisitions through business combinations	-	-	-	-	-
Additions	1.0	-	0.1	0.3	1.5
Disposals	-0.2	-6.7	-0.9	-	-7.7
Transfers to other asset categories	0.1	-	-	-0.1	-
Other changes	-0.0	-	-	-0.2	-0.2
Translation differences	5.0	7.6	0.4	-	13.1
Historical cost at Dec 31	59.4	66.9	11.9	0.7	138.9
Accumulated amortization and impairment at Jan 1	37.9	-0.8	3.5	0.0	40.6
Amortization for the year	2.7	-	0.6	-	3.3
Impairment losses	9.2	2.5	-	-	11.7
Disposals	-0.1	-6.7	-0.2	-	-7.0
Transfers to other asset categories	-	-	-	-	-
Other changes	-0.0	-	-	-0.0	-0.0
Translation differences	4.4	3.0	0.1	-	7.4
Accumulated amortization and impairment at Dec 31	54.2	-2.1	3.9	0.0	56.0
Book value Jan 1, 2014	15.5	66.8	8.7	0.6	91.6
Book value Dec 31, 2014	5.2	69.0	8.0	0.7	82.9

Emission rights

Ahlstrom was granted 156,865 units of CO2 emission rights for the year 2015. As of December 31, 2015 the remaining emission rights amounted to 530,445 units and their market value was approximately EUR 3.4 million. No value has been recognized in the balance sheet. The rights in excess have been transferred to 2016. The sales of emission rights were EUR 0.4 million in 2015 (EUR 0.4 million in 2014).

155

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

Annual Report 2015 › Financials › Consolidated financial statements › Notes to the consolidated financial statements › 17. Investments in associated companies

17. Investments in associated companies

EUR million	2015	2014
Balance at Jan 1	15.3	36.3
Share of profit/loss for the period	0.2	0.1
Share of other comprehensive income of associates	-	0.5
Additions	-	-
Disposals	-	-21.6
Balance at Dec 31	15.5	15.3

Ahlstrom's ownership in AM Real Estate S.r.l. and in AK Energie GmbH Ahlstrom's ownership remained unchanged 50%.

Financial information of major associated company

EUR million	Domicile	Ownership (%)	Assets	Liabilities	Net sales	Profit/loss for the period
2015						
AM Real Estate S.r.l.	Italy	50.0	27.3	2.8	0.0	0.4
AK Energie GmbH	Germany	50.0	5.7	2.2	0.0	0.0
2014						
AM Real Estate S.r.l.	Italy	50.0	27.4	3.2	0.0	0.1
AK Energie GmbH	Germany	50.0	5.7	2.2	0.0	0.0

Related party transactions with associated companies

EUR million	2015	2014
Sales of goods and services	0.0	28.4
Purchases of goods and services	-10.9	-16.8
Trade and other receivables	0.0	0.0
Trade and other payables	0.6	0.0

Market prices have been used in transactions with associated companies. Commitments on behalf of associated companies are shown in note 31.

156

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015 > Financials > Consolidated financial statements > Notes to the consolidated financial statements> 18. Other investments

18. Other investments

Other investments consist of unlisted shares and interests amounting to EUR 0.3 million (EUR 0.3 million in 2014). (In addition stock exchange listed Munksjö shares amounting to EUR 43.2 million in 2014).

For unlisted shares and interests the fair value cannot be measured reliably, therefore the investment is carried at cost. The

Munkjö shares were carried at market value in 2014. The Group has no current other investments. 157

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015 > Financials > Consolidated financial statements > Notes to the consolidated financial statements> 19. Cash and cash equivalents

19. Cash and cash equivalents

EUR million

2015

2014

Cash, bank accounts and interest-bearing instruments with maturities of three months or less 47.3 41.4

Cash and cash equivalents in the balance sheet 47.3 41.4

Cash and cash equivalents in the statement of cash flow equals to the cash and cash equivalents in the balance sheet. Cash and cash equivalents includes restricted cash of EUR 0.5 million. 158

AHLSTROM ANNUAL REPORT 2015

Annual Report 2015 › Financials › Consolidated financial statements › Notes to the consolidated financial statements › 20. Deferred tax assets and liabilities

20. Deferred tax assets and liabilities

EUR million	Balance at Jan 1	Charged to income statement	Charged to other comprehensive income	Charged to equity	Acquisitions and disposals	Translation differences and other	Balance at Dec 31
2015							
Deferred tax assets							
Property, plant and equipment and intangible assets	5.8	-1.3	-	-	-	0.1	**4.6**
Employee benefit obligations	18.6	-0.7	1.6	0.1	-	1.9	**21.5**
Tax loss carried forward and unused tax credits	66.7	-7.6	-	1.6	-	-2.4	**58.3**
Other temporary differences	13.2	1.9	-	-0.2	-	-1.6	**13.3**
Total	104.3	-7.7	1.6	1.5	-	-2.0	**97.7**
Offset against deferred tax liabilities	-26.1	-1.7	-	-	-	1.2	**-26.6**
Deferred tax assets	78.1	-9.4	1.6	1.5	-	-0.8	**71.0**
Deferred tax liabilities							
Property, plant and equipment and intangible assets	22.3	-2.7	-	-	-	2.1	**21.7**
Other temporary differences	5.6	4.3	0.1	-	-	-3.1	**6.9**
Total	27.9	1.6	0.1	0.0	-	-1.0	**28.6**
Offset against deferred tax assets	-26.1	-1.7	-	-	-	1.2	**-26.6**
Deferred tax liabilities	1.8	-0.1	0.1	0.0	-	0.2	**2.0**
2014							
Deferred tax assets							
Property, plant and equipment and intangible assets	8.1	-2.4	-	-	-	0.1	5.8
Employee benefit obligations	14.5	-3.1	5.9	-	-	1.4	18.6
Tax loss carried forward and unused tax credits	68.6	-4.1	-	1.6	-	0.6	66.7
Other temporary differences	15.1	-1.8	-	-	-	-0.1	13.2
Total	106.3	-11.4	5.9	1.6	-	2.0	104.3
Offset against deferred tax liabilities	-32.7	8.2	-	-0.3	-	-1.3	-26.1

159

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

ANNUAL REPORT 2015

Deferred tax assets 73.4 -3.2 5.9 1.3—0.7 78.1

Deferred tax liabilities

Property, plant and equipment and 29.3 -6.5 —2.3—1.8 22.3 intangible assets Other temporary differences 7.3 -1.3 — —0.4 5.6 Total 36.6 -7.8 —2.3—1.4 27.9 Offset against deferred tax assets -32.7 8.2 —0.3 —1.3 -26.1

Deferred tax liabilities 4.0 0.4 —2.6—0.1 1.8

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes relate to the same fiscal authority.

No deferred tax liability has been recognized for undistributed earnings of the subsidiaries since such earnings can either be transferred to the parent company without any tax consequences or such earnings are regarded as permanently invested in the company in question and there are no plans to distribute those earnings to the parent company in the foreseeable future. If all retained earnings would be distributed to the parent company, the withholding tax payable would not be a material amount compared to the deferred taxes in the balance sheet.

The utilisation of deferred tax assets of EUR 71.0 million (EUR 78.1 million in 2014) is dependant on the future taxable profits including the profits arising from reversal of existing taxable temporary differences. Based on the business plans utilization of these tax assets is probable.

As of December 31, 2015, the Group had tax loss carry forwards of EUR 338.1 million (EUR 334.3 million in 2014) in total, of which EUR 245.7 million (EUR 221.3 million in 2014) has no expiration period. Regarding losses amounting to EUR 122.0 million (EUR 102.4 million in 2014) no deferred tax asset was recognized due to the uncertainty of utilization of these tax loss carry forwards.

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

ANNUAL REPORT 2015

Annual Report2015) Financials) consolidated financial statements) Notes to the consolidated financial statements) 21. Inventories

21. Inventories

EUR million 2015 2014

Material and supplies 42.9 40.8 Work in progress 18.5 16.9 Finished goods 56.3 50.4 Advances paid 0.0 0.0

Total 117.6 108.1

In 2015, the write-downs and reversals of write-downs for finished goods totaled EUR—0.4 million (EUR -1.9 million in 2014).

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

ANNUAL REPORT 2015

Annual Report2015) Financials) consolidated financial statements) Notes to the consolidated financial statements) 22. Trade and other receivables

22. Trade and other receivables

EUR million 2015 2014

Non-current

Loan receivables 0.2 0.5 Trade receivables 0.0 0.3 Prepaid expenses and accrued income 1.7 1.8 Defined benefit pension asset 0.3 -Other receivables 3.5 4.0

Total 5.8 6.5

Current

Loan receivables 0.0 0.6 Trade receivables 118.5 135.5 Prepaid expenses and accrued income 13.0 13.2 Derivative financial instruments 0.9 0.3 Receivables from associated companies 0.0 0.0 Other receivables 19.4 21.1

Total 151.9 170.7

The maximum exposure to credit risk at the reporting date is the carrying amount of the trade and other receivables.

Impaired receivables deducted from trade receivables

EUR million 2015 2014 Balance at Jan 1 2.2 2.1 Increase 0.2 0.6 Decrease -0.2 -0.5 Recovery -0.1 -0.0

Balance at Dec 31 2.0 2.2

Impaired receivables deducted from trade receivables are mainly defined as receivables which are more that 180 days overdue if not insured or under a specific payment plan, or if for other reason it is probable that the receivable can not be collected.

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

ANNUAL REPORT 2015

Analysis of trade receivables by age

EUR million 2015 2014 Not overdue 102.8 120.6 Overdue 1-30 days 12.4 11.6 Overdue 31-90 days 2.1 1.4 Overdue more than 90 days 1.2 1.8

Total 118.5 135.4

Specification of prepaid expenses and accrued income

EUR million 2015 2014 Prepaid expenses 10.2 10.8 Other tax receivables 2.1 1.9 Accrued interest income 0.7 0.8 Accrued discounts 0.0 0.0 Accrued insurance indemnification 0.3 0.2 Other 1.4 1.2

Total 14.7 15.0

The carrying amounts of trade and other receivables are reasonable approximations of their fair value.

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

Annual Report 2015 › Financials › Consolidated financial statements › Notes to the consolidated financial statements › 23. Capital and reserves

23. Capital and reserves

The following table shows the impact of changes in the number of shares:

EUR million	Number of shares (1,000)	Issued capital	Non-restricted equity reserve	Own shares	Total
Dec 31, 2013	46,105.3	70.0	61.1	-7.4	123.7
Transfer of own shares	120.0	-	-	0.9	0.9
Dec 31, 2014	46,225.3	70.0	61.1	-6.5	124.7
Sale of own shares	296.3	-	-	2.8	2.8
Dec 31, 2015	**46,521.6**	**70.0**	**61.1**	**-3.7**	**127.5**

As of December 31, 2015, Ahlstrom Corporation's share capital was EUR 70,005,912.00. The share capital is divided into 46,670,608 shares. All shares have one vote and an equal right to dividend. The shares have no nominal value.

Own shares

As of December 31, 2015, a total of 149,005 of own shares were held by the parent company.

Reserves

The hedging reserve comprises the fair value changes of cash flow hedges qualifying for hedge accounting. The fair value reserve comprises the changes in the fair value of available-for-sale financial assets. The translation reserve comprises all foreign exchange differences arising from the translation of the financial statements of foreign operations as well as from the changes in fair value of the instruments that hedge the net investment in foreign subsidiaries.

Hybrid bond

As of December 31, 2015, Ahlstrom had an EUR 100 million domestic hybrid bond issued in September 2013. The coupon rate of the bond is 7.875% per annum. The bond has no maturity but the company may exercise an early redemption option after four years. The bond is treated as equity in the consolidated financial statements. The arrangement fees at the issuance and the interests paid are recorded in the retained earnings of equity.

Dividends

After the balance sheet date, the Board of Directors proposed a dividend of EUR 0.31 per share.

164

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

ANNUAL REPORT 2015

Annual Report2015) Financials) consolidated financial statements) Notes to the consolidated financial statements) 24. Employee benefit obligations

24. Employee benefit obligations

The Group has defined benefit plans in several countries, of which the most significant are in the United States, Great Britain and Germany. The plans are in accordance with the local laws and practices and are either funded or unfunded. Funded plans are arranged in external funds and foundations separately from the Group’s assets. In defined benefit plans, the pension benefit is usually determined by the number of years worked and the final salary. The obligations of defined benefit plans are defined separately for each plan based on the calculations of authorized actuaries.

Employee benefits for key management are specified in note 32.

EUR million 2015 2014

Post-employment and other long-term benefit plans

Employee benefits liability recognized in the balance sheet

Present value of funded benefit obligations 248.9 236.6 Present value of unfunded benefit obligations 62.1 64.9 Transfer to another category —4.9 Fair value of plan assets -221.8 -207.3 Deficit / Surplus 89.2 89.3 Effect of asset ceiling 9.0 4.9

Net defined benefit liability at Dec 31 98.3 94.2

Other long-term employee benefits 1.7 1.8

Total net liability at Dec 31 100.0 96.0

Amounts in the balance sheet

Liabilities 100.3 96.0

Assets 0.3 0.0

Total net liability at Dec 31 100.0 96.0

Changes in the present value of obligations

Present value of defined benefit obligation at Jan 1 296.6 247.0 Current and past service cost 1.6 1.3 Interest cost 10.8 10.5 Remeasurement gain/loss on pension scheme liabilities -5.1 38.3 Gains and losses on settlement -0.1 1.1 Benefits paid -15.6 -14.2 Other changes -0.4 -4.8

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

ANNUAL REPORT 2015

Transfer to another category —4.9

Translation differences 23.6 22.3

Present value of defined benefit obligation at Dec 31 311.3 296.6

Changes in the fair value of the plan assets

Fair value of plan assets at Jan 1 207.3 173.1 Interest income on plan assets 8.3 7.9 Remeasurement gain/loss on pension scheme assets -5.7 15.0 Contributions by employer 8.5 7.4 Benefits paid -15.6 -14.2 Other changes 0.0 -1.2 Translation differences 19.0 19.2

Fair value of plan assets at Dec 31 221.8 207.3

Changes in the effect of asset ceiling

Effect of asset ceiling at Jan 1 4.9 -Transfer to another category—4.9 Change in asset ceiling 3.8 -Translation differences 0.3 -

Effect of asset ceiling at Dec 31 9.0 4.9

Amounts recognized in income statement

Personnel costs

Current service cost -1.6 -1.3 Past service cost -0.0 0.0 Gains and losses on settlement 0.1 -1.1

Finance costs

Net interest cost -2.6 -2.6

Cost recognized in income statement -4.1 -5.0

Remeasurement effects recognized in other comprehensive income (OCI)

Remeasurement gain/loss on pension scheme assets -5.7 15.0 Remeasurement gain/loss on pension scheme liabilities 5.1 -38.3 Remeasurement gain/loss on change in asset ceiling -3.6 1.5 Income tax relating to remeasurement effects 1.6 5.9

Remeasurement effects recognized in OCI -2.6 -15.9

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

ANNUAL REPORT 2015

The Group expects to contribute EUR 8.5 million to its defined benefit plans in 2016.

Plan asset categories 2015 2014 Equity instruments (listed) 23.3% 23.4 % Debt instruments 61.0% 61.7 % Property 0.1% 0.0 % Other 15.6% 14.9%

Principal actuarial assumptions

Europe

Discount rate 2.1% 2.1 % Future salary increases 2.3% 2.4 % Future pension increases 1.4% 1.6%

North America

Discount rate 3.8% 3.7 % Future salary increases 3.1% 3.0 % Future pension increases 3.0% 3.0%

The actuarial assumptions in other countries are immaterial

Assumptions regarding future mortality are based on actuarial guidelines in accordance with published statistics and experience in each region. Mortality assumptions used in the most important countries and plans are based on the following post-retirement mortality tables: a) Germany: Richttafeln 2005 G, b) Great-Britain: S1PXA and c) the United States: RP2014.

Sensitivity analyses: Discount rate impact on defined benefit obligation

Discount rate change + 0,50% -19.8 -16.8

Discount rate change – 0,50% 22.2 18.8

Sensitivities are calculated by changing discount rate while keeping other variables constant.

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

Annual Report 2015 › Financials › Consolidated financial statements › Notes to the consolidated financial statements › 25. Provisions

25. Provisions

EUR million	Restructuring	Environmental	Other	Total
2015				
Balance at Jan 1	7.5	0.9	3.2	11.6
Translation differences	0.1	0.0	0.0	0.1
Increase in provisions	4.5	0.0	2.8	7.3
Used provisions	-6.8	-0.0	-2.8	-9.7
Reversal of provisions	-0.5	0.0	-1.0	-1.5
Balance at Dec 31	**4.8**	**0.9**	**2.2**	**7.9**
Non-current	0.3	0.3	0.2	0.8
Current	4.4	0.6	2.1	7.1
Total	**4.8**	**0.9**	**2.2**	**7.9**

Total provisions have decreased mainly as a result of using restructuring provisions. The provisions are for the most part expected to be used within 12 months.

Environmental provisions have mainly been made for landscaping of dumps in Finland and Sweden.

168

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

Annual Report 2015 › Financials › Consolidated financial statements › Notes to the consolidated financial statements › 26. Interest-bearing loans and borrowings

26. Interest-bearing loans and borrowings

EUR million	Fair value 2015	Fair value 2014	Carrying amount 2015	Carrying amount 2014	IFRS fair value hierarchy level
Non-current					
Loans from financial institutions	**26.7**	43.0	**26.7**	43.0	2
Finance lease liabilities	-	4.3	-	4.4	2
Other non-current loans	**103.1**	100.8	**100.2**	100.1	1
Total	**129.8**	148.2	**126.9**	147.5	
Current					
Current portion of non-current loans	**12.6**	69.7	**12.6**	69.7	2
Current portion of finance lease liabilities	-	0.1	-	0.2	2
Other current loans	**103.7**	79.6	**103.7**	77.9	2
Total	**116.4**	149.4	**116.4**	147.7	

The carrying amounts of non-current and current loans from financial institutions and other loans are measured at amortized cost using the effective interest rate. The fair value amounts are reasonable approximations of their carrying amounts. Other non-current loans includes a bond which is listed in NASDAQ OMX Helsinki.

In 2015, the capital weighted average interest rate for interest-bearing loans was 3.98% (4.62% in 2014).

Currency distribution

EUR million	2015	2014
Non-current interest-bearing liabilities:		
EUR	**125.2**	138.4
USD	-	-
CNY	**7.1**	5.2
Others	-	3.9
Current interest-bearing liabilities:		
EUR	**39.0**	78.9

169

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

ANNUAL REPORT 2015

USD 1.8 4.4 CNY 75.5 60.7 Others—3.8

Finance lease liabilities

Minimum lease payments

Within one year 0.0 0.3

Between one and five years—4.4

Total minimum lease payments 0.0 4.7

Future finance charges —0.2

Present value of minimum lease payments 0.0 4.6

Present value of minimum lease payments

Within one year 0.0 0.2

Between one and five years—4.4

Present value of minimum lease payments 0.0 4.6

The leasing agreement of Ahlstrom Tampere plant building has expired in 2015 and the building has been acquired.

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

ANNUAL REPORT 2015

Annual Report2015) Financials) consolidated financial statements) Notes to the consolidated financial statements) 27. Trade and other payables

27. Trade and other payables

EUR million 2015 2014

Non-current

Accrued expenses and deferred income 0.0 1.4

Total 0.0 1.4

Current

Trade payables 130.1 143.0 Accrued expenses and deferred income 40.3 38.4 Derivative financial instruments 1.4 1.4 Advances received 0.6 1.2 Liabilities to associated companies 1.3 0.7 Other current liabilities 9.7 9.2

Total 183.5 194.0

Specification of accrued expenses and deferred income

Accrued wages, salaries and related cost 31.5 32.0 Accrued interest expense 1.7 2.7 Other 7.1 5.1

Total 40.3 39.8

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

Annual Report 2015 › Financials › Consolidated financial statements › Notes to the consolidated financial statements › 28. Carrying amounts of financial assets and liabilities by measurement categories

28. Carrying amounts of financial assets and liabilities by measurement categories

EUR million	(Note)	Financial assets/ liabilities at fair value through profit and loss	Derivatives under hedge accounting	Loans and receivables	Available-for-sale financial assets	Financial liabilities measured at amortized cost	Carrying amounts by balance sheet item	IFRS fair value hierarchy level
2015								
Non-current financial assets								
Other investments	(18)	-	-	-	0.3	-	**0.3**	
Other receivables	(22)	-	-	5.8	-	-	**5.8**	
Current financial assets								
Trade and other receivables	(22)	-	-	151.0	-	-	**151.0**	
Derivative financial instruments	(22,29)	0.4	0.5	-	-	-	**0.9**	2
Cash and cash equivalents	(19)	-	-	47.3	-	-	**47.3**	
Carrying amount by category		**0.4**	**0.5**	**204.1**	**0.3**	**-**	**205.3**	
Non-current financial liabilities								
Interest-bearing loans and borrowings	(26)	-	-	-	-	126.9	**126.9**	
Other liabilities	(27)	-	-	-	-	0.0	**0.0**	
Current financial liabilites								
Interest-bearing loans and borrowings	(26)	-	-	-	-	116.4	**116.4**	
Trade and other payables	(27)	-	-	-	-	182.0	**182.0**	
Derivative financial instruments	(27,29)	1.4	-	-	-	-	**1.4**	2
Carrying amount by category		**1.4**	**0.0**	**-**	**-**	**425.3**	**426.7**	

172

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

2014								
Non-current financial assets								
Other investments	(18)	-	-	-	43.5	-	43.5	1
Other receivables	(22)	-	-	6.5	-	-	6.5	
Current financial assets								
Trade and other receivables	(22)	-	-	170.4	-	-	170.4	
Derivative financial instruments	(22,29)	0.3	-	-	-	-	0.3	2
Cash and cash equivalents	(19)	-	-	41.4	-	-	41.4	
Carrying amount by category		0.3	-	218.3	43.5	-	262.1	
Non-current financial liabilities								
Interest-bearing loans and borrowings	(26)	-	-	-	-	147.5	147.5	
Other liabilities	(27)	-	-	-	-	1.4	1.4	
Current financial liabilites								
Interest-bearing loans and borrowings	(26)	-	-	-	-	147.7	147.7	
Trade and other payables	(27)	-	-	-	-	192.6	192.6	
Derivative financial instruments	(27,29)	1.1	0.3	-	-	-	1.4	2
Carrying amount by category		1.1	0.3	-	-	489.2	490.6	

The Group's financial instruments measured at fair value belong to level 2 in the fair value hierarchy. In 2014, the other investments included stock exchange listed shares of Munksjö which belonged to level 1 in the fair value hierarchy .

173

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

Annual Report 2015 › Financials › Consolidated financial statements › Notes to the consolidated financial statements › 29. Derivative financial instruments

29. Derivative financial instruments

EUR million	Nominal value maturing in < 1 year	Nominal value maturing in > 1 year	Total	Fair value, assets maturing in < 1 year	Fair value, assets maturing in > 1 year	Fair value, liabilities maturing in < 1 year	Fair value, liabilities maturing in > 1 year
2015							
Hedge accounting							
Foreign exchange forward contracts*	23.0	-	0.5	0.5	-	-	-
Total	**23.0**	**-**	**0.5**	**0.5**	**-**	**-**	**-**
Non-hedge accounting							
Foreign exchange forward contracts*	124.3	-	-1.0	0.3	-	-1.3	-
Total	**124.3**	**-**	**-1.0**	**0.3**	**-**	**-1.3**	**-**
2014							
Hedge accounting							
Foreign exchange forward contracts*	17.4	-	-0.3	-	-	-0.3	-
Total	17.4	-	-0.3	-	-	-0.3	-
Non-hedge accounting							
Foreign exchange forward contracts*	107.6	-	-0.8	0.2	-	-1.1	-
Total	107.6	-	-0.8	0.2	-	-1.1	-

* Outstanding foreign exchange forward contracts, nominal amount of EUR 147.2 million (EUR 125.0 million in 2014) relate to the hedging of the operational and financial cash flows and net investment in foreign operation.

The fair values of derivative financial instruments are the discounted cashflows calculated using existing forward prices of derivatives. The fair value of derivatives has been recognized as gross in the balance sheet.

The Group enters into derivative transactions under master netting agreements agreed with each counterparty. In case of an unlikely credit event, such as default, all outstanding transactions under the master netting agreements are terminated and only a single net amount per counterparty is payable in settlement of all transactions. The master netting agreements do not meet the criteria for offsetting in the balance sheet due to the reason that offsetting is enforceable only on the occurrence of certain future events. On the December 31, 2015, the financial impact of netting for instruments subject to an enforceable master netting agreement is EUR 0.2 million for derivative assets and EUR -0.8 million for derivative liabilities. On the December 31, 2014 the financial impact for derivative assets were EUR 0 and for derivative liabilities were EUR -1.1 million. The Group has not given or received collaterals relating to the derivatives.

174

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

ANNUAL REPORT 2015

Annual Report2015) Financials) consolidated financial statements) Notes to the consolidated financial statements) 30. Operating leases

30. Operating leases

EUR million 2015 2014

Minimum lease payments from operating lease contracts:

Within one year 6.4 6.2 Between one and five years 12.2 13.6 More than five years 7.4 8.3

Total 26.1 28.1

Lease arrangements are mainly related to buildings and constructions as well as to machinery and equipment.

In 2015, rental expenses from operating leases booked to income statement amounted to EUR 7.6 million (EUR 7.8 million in

2014).

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

ANNUAL REPORT 2015

Annual Report2015) Financials) consolidated financial statements) Notes to the consolidated financial statements) 31. Collaterals and commitments

31. Collaterals and commitments

EUR million 2015 2014

Mortgages 6.6 73.0 Pledges 0.1 0.3 Commitments Guarantees given on behalf of group companies 58.9 26.2 Capital expenditure commitments 0.3 0.3 Other commitments 10.1 6.9

Guarantees given on behalf of group companies include a pension liability guarantee EUR 32.9 million in the U.K.

Other commitments include binding contract for purchases of energy among others.

Group companies are currently not a party to any material legal, arbitration or administrative proceedings.

Operating lease commitments are specified in note 30.

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

Annual Report 2015 › Financials › Consolidated financial statements › Notes to the consolidated financial statements › 32. Transactions with related parties

32. Transactions with related parties

The Group has a related party relationship with its subsidiaries, associated companies and its management.

At Dec 31, 2015 the Group parent company and subsidiaries are as follows

	Ownership interest, %	Country
Parent company Ahlstrom Corporation		Finland
Ahlstrom Asia Holdings Pte Ltd	100.0	Singapore
PT Ahlstrom Indonesia	100.0	Indonesia
Ahlstrom Barcelona, S.A.	100.0	Spain
Ahlstrom Brasil Indústria e Comércio de Papéis Especiais Ltda	100.0	Brazil
Ahlstrom Chirnside Limited	100.0	UK
Ahlstrom Fibercomposites (Binzhou) Limited	100.0	China
Ahlstrom Fiber Composites India Private Ltd	100.0	India
Ahlstrom Germany GmbH	100.0	Germany
Ahlstrom Osnabrück GmbH	100.0	Germany
Ahlstrom Glassfibre Oy	100.0	Finland
Ahlstrom Tver LLC	100.0	Russia
Ahlstrom Industries	100.0	France
Ahlstrom Brignoud	100.0	France
Ahlstrom Tampere Oy	100.0	Finland
Ahlstrom Specialties	100.0	France
Ahlstrom Italy S.p.A.	100.0	Italy
Ahlstrom Japan Inc.	100.0	Japan
Ahlstrom Korea Co., Ltd	100.0	South Korea
Ahlstrom Malmédy SA	100.0	Belgium
Ahlstrom Monterrey, S. de R.L. de C.V.	100.0	Mexico
Ahlstrom Product & Technology Center - Shanghai	100.0	China
Ahlstrom South Africa (Pty) Ltd	100.0	South Africa
Ahlstrom Ställdalen AB	100.0	Sweden
Ahlstrom Falun AB	100.0	Sweden
Ahlstrom USA Inc.	100.0	USA
Ahlstrom Filtration LLC	100.0	USA
Ahlstrom Nonwovens LLC	100.0	USA
Windsor Locks Canal Company	100.0	USA

177

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

Ahlstrom North America LLC	100.0	USA
Ahlstrom West Carrollton Inc.	100.0	USA
Ahlstrom Vilnius UAB	100.0	Lithuania
Ahlstrom Warsaw Sp. Z.o.o	100.0	Poland
Ahlstrom Yulong (Shanghai) Specialty Paper Trading Co. Ltd	60.0	China
Ahlstrom Yulong Specialty Paper Company Limited	60.0	China
Akerlund & Rausing Kuban Holding GmbH	100.0	Germany
Ownership interest does not differ from the voting rights.		

Board remuneration

EUR thousand	2015	2014
Board members at December 31, 2015		
Panu Routila, Chairman from January 26, 2015	97	39
Lori J. Cross	66	68
Anders Moberg	70	76
Markus Rauramo	68	44
Alexander Ehrnrooth	45	-
Johannes Gullichsen	38	-
Jan Inborr	58	-
Former Board members		
Robin Ahlström, Chairman until January 26, 2015	7	76
Pertti Korhonen, Chairman until September 30, 2014	-	74
Peter Seligson, Vice Chairman	-	17
Esa Ikäheimonen	23	82
Daniel Meyer	15	57
Total	487	532

Employee benefits for key management

Short-term employee benefits	3,106	8,339
Post-employment benefits	172	410
Total	3,278	8,749
Executive remuneration		
President and CEO Marco Levi from June 16,2014	1,027	1,477
President and CEO Jan Lång until June 15, 2014	-	1,780
Other Executive Management Team (EMT) members	2,079	5,082
Total	3,106	8,339

178

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

ANNUAL REPORT 2015

The CEO and the other members of the EMT may participate in voluntary pension insurances. All such pension insurances are country-specific defined contribution plans. As regards each participant, the annual contribution of the Company to the relevant plan does not exceed his/her two month’s salary (including fringe benefits without bonuses). The participants’ pensions will be determined based on the applicable local pension rules and the amount of their savings in the aforesaid defined contribution plans. According to the terms and conditions of the plan, the CEO may retire at the age of 63, at the earliest. Pension cost for the CEO amounted EUR 177 thousand.

Share-based incentive plan

On December 15, 2010, Ahlstrom’s Board of Directors approved a long-term share-based incentive plan for 2011-2015 for the Executive Management Team (EMT) and other key employees consisting in total of maximum 50 persons per earning period. The plan will be in effect for five years and consists of three earning periods 2011-2012, 2012-2014 and 2013-2015. The plan offers a possibility to receive Ahlstrom shares and cash equivalent to the amount of taxes of the total reward, if return on capital employed and earnings per share targets set by the Board for each earning period are achieved. If the targets of the plan are achieved in full for all three earning periods, the reward to be paid on the basis of the plan will in its entirety correspond to a gross value of approximately 1,000,000 shares as a maximum. Transfer of the shares earned for one earning period is restricted for one year after the earning period. The accrued cost of the plan was EUR 0.1 million for 2011 and the amount was reversed fully in 2012. There was no cost accrued for 2013. The accrued amount 2014 for the plan 2012-2014 was EUR 0.2 million and total pay out in 2015 was EUR 0.3 million. The accrued amount 2015 for the plan 2013-2015 was EUR 0.6 million.

The Board recommends that the President & CEO holds shares in the Company corresponding in value to his annual net salary and that the other EMT members hold shares in the Company corresponding in value to half of their annual net salary.

Ahlstrom’s Board of Directors approved January 24th 2014 a new long-term share-based incentive plan for the Executive Management Team and other key employees, consisting of approximately 50 persons as part of the remuneration and commitment program. The aim of the plan is to align the objectives of the shareholders and the key employees in order to increase the value of the company.

The plan consists of earning periods beginning on January 1, 2014; on January 1, 2015 and on January 1, 2016, and potential rewards will be paid after the end of each earning period. The shares received as reward may not be transferred during a restriction period that ends three years after the beginning of the earning period.

If the targets set by the Board of Directors for the earning periods are achieved, the plan offers an opportunity to receive Ahlstrom shares and a cash proportion which the company uses for taxes and tax-related costs arising from the reward to be paid. The potential reward from the first earning period will be based on the Ahlstrom Group’s net sales, earnings per share and percentage of sales from new products. The accrued amount 2014 for the plan 2014 was EUR 0.2 million and total pay out in 2015 EUR 0.5 million. The accrued amount 2015 for the plan 2015 was EUR 0.7 million. As a rule, no reward will be paid if a key employee’s employment or service ends before reward payment. The targets for the earning period 2016 will be determined by the end of April, 2016.

The Board of Directors decided that the President & CEO must hold 40 percent of the shares received on the basis of the plan as long as his service as the President and CEO continues, and the other members of the Executive Management Team must hold 40 percent of the shares received on the basis of the plan for two years after the end of a three-year earning period or after the end of the restriction period.

Share ownership plan for previous management

This share ownership plan has been dissolved and the holding company Ahlcorp Oy liquidated.

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

ANNUAL REPORT 2015

Annual Report2015) Financials) consolidated financial statements) Notes to the consolidated financial statements) 33. Subsequent events after the balance sheet date

33. Subsequent events after the balance sheet date

The Group’s management does not have knowledge of any significant events after the balance sheet date, which would have had an impact on the financial statements 2015.

Ahlstrom has signed an agreement to divest its Building& Wind business unit to Owens Corning, a U.S.-based company listed on the New York Stock Exchange. The initial debt and cash free purchase price, which is subject to EBITDA adjustment, is EUR 73 million.The Building & Wind business unit produces glassfiber tissue used mainly in flooring applications as well as reinforcements used in windmill blades. In 2014, the net sales of the business was approximately EUR 77 million and the business was profitable. The unit operates two plants in Finland in Karhula and Mikkeli and one in Tver, Russia, employing in total approximately 260 persons. It serves markets mainly in Europe and Russia as well as in North America and Asia.The unit to be divested was part of the Building and Energy business area until the end of 2015, while it has been part of the Filtration & Performance business area from the beginning of this year.The transaction is expected to be completed during the first half of 2016 and is subject to customary completion terms, such as merger clearances from relevant competition authorities. Ahlstrom expects to book a capital gain of approximately EUR 25 million following the completion of the transaction. The gain will not have an impact on Ahlstrom’s adjusted operating profit.

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

Annual Report 2015 › Financials › Consolidated financial statements › Key figures

Key figures

EUR million	2015	2014	2013	2012	2011
Financial indicators					
Net sales	**1,074.7**	1,001.9	1,336.1	1,598.6	1,852.6
Net sales - Continuing operations	**1,074.7**	1,001.1	1,014.8	1,010.8	1,025.8
Personnel costs	**216.6**	211.0	268.2	304.7	353.8
% of net sales	**20.2**	21.1	20.1	19.1	19.1
Personnel costs - Continuing operations	**216.6**	210.9	219.2	213.3	228.4
% of net sales	**20.2**	21.1	21.6	21.1	22.3
Depreciation and amortization	**67.0**	58.4	51.3	72.9	92.3
Depreciation and amortization - Continuing operations	**67.0**	58.4	51.3	52.4	59.3
Impairment charges	**7.5**	10.7	59.0	-0.1	32.7
Impairment charges - Continuing operations	**7.5**	11.9	2.6	-0.1	10.8
Operating profit	**21.9**	7.7	-32.9	54.8	2.0
% of net sales	**2.0**	0.8	-2.5	3.4	0.1
Operating profit - Continuing operations	**21.9**	-3.7	10.7	21.8	0.2
% of net sales	**2.0**	-0.4	1.1	2.2	0.0
Net interest expense	**16.4**	17.9	18.2	18.8	16.6
% of net sales	**1.5**	1.8	1.4	1.2	0.9
Net interest expense - Continuing operations	**16.4**	17.9	17.4	17.7	14.6
% of net sales	**1.5**	1.8	1.7	1.8	1.4
Profit before taxes	**22.6**	2.1	53.8	20.4	-27.0
% of net sales	**2.1**	0.2	4.0	1.3	-1.5
Profit before taxes - Continuing operations	**22.6**	-9.4	-15.4	-6.4	-24.4
% of net sales	**2.1**	-0.9	-1.5	-0.6	-2.4
Profit for the period attributable to owners of the parent	**9.2**	3.6	61.0	1.6	-32.2
% of net sales	**0.9**	0.4	4.6	0.1	-1.7
Interest on hybrid bond for the period after taxes	**6.3**	6.3	6.5	5.7	5.6
Capital employed (end of period)	**542.6**	615.3	671.8	844.1	913.3
Capital employed (end of period) - Continuing operations	**542.6**	615.3	675.1	715.3	721.2
Interest-bearing net liabilities	**195.9**	253.8	291.7	303.4	237.8
Total equity	**299.4**	320.1	341.4	485.1	581.1
Return on capital employed (ROCE), %	**3.9**	1.3	-4.3	5.0	-0.1
Return on capital employed (ROCE), % - Continuing operations	**3.9**	-0.5	0.9	2.3	-0.3

181

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

Return on equity (ROE), %	**2.8**	-0.8	13.8	0.0	-5.0
Equity ratio, %	**35.8**	34.8	35.2	36.2	41.3
Gearing ratio, % (Net debt to equity ratio)	**65.4**	79.3	85.5	62.5	40.9
Capital expenditure, excluding acquisitions	**27.3**	49.1	84.8	90.4	70.4
% of net sales	**2.5**	4.9	6.3	5.6	3.8
Capital expenditure, excluding acquisitions - Continuing operations	**27.3**	45.4	76.1	74.1	49.8
% of net sales	**2.5**	4.5	7.5	7.3	4.9
R&D expenditure	**20.9**	17.5	19.9	18.6	19.3
% of net sales	**1.9**	1.7	1.5	1.2	1.0
R&D expenditure - Continuing operations	**20.9**	17.5	19.3	17.1	16.1
% of net sales	**1.9**	1.7	1.9	1.7	1.6
Net cash from operating activities	**60.0**	35.4	41.0	78.7	83.7
Number of employees, year-end	**3,311**	3,401	3,573	5,145	5,223
Number of employees, year-end - Continuing operations	**3,311**	3,401	3,536	3,829	3,918
Number of employees, annual average	**3,376**	3,499	4,490	5,141	5,666
Net sales per employee, EUR thousands	**318**	286	298	311	327
Number of employees, annual average - Continuing operations	**3,376**	3,493	3,744	3,825	3,867
Net sales per employee, EUR thousands	**318**	287	271	264	265
Share indicators					
Earnings per share, EUR	**0.06**	-0.06	1.17	-0.09	-0.81
Earnings per share, EUR - Continuing operations	**0.06**	-0.22	-0.46	-0.44	-0.62
Earnings per share, diluted, EUR	**0.06**	-0.06	1.17	-0.09	-0.81
Effect of the interest on hybrid bond for the period after taxes, EUR	**0.13**	0.13	0.14	0.12	0.12
Equity per share, EUR	**4.20**	4.65	5.04	8.50	10.60
Dividend per share, EUR	***0,31**	0.30	0.30	0.63	1.30
Payout ratio, %	**491.3**	n/a	25.6	n/a	n/a
Number of outstanding shares at the end of the period (1,000 shares)	**46,521.6**	46,225.3	46,105.3	46,105.3	46,105.3
Own shares held by the parent company at the end of the period (1,000 shares)	**149.0**	149.0	269.0	269.0	269.0
Shares held by Ahlcorp Oy at the end of the period (1,000 shares)	-	296.3	296.3	296.3	296.3
Total number of shares at the end of the period (1,000 shares)	**46,670.6**	46,670.6	46,670.6	46,670.6	46,670.6
Average number of shares during the period (1,000 shares)	**46,670.6**	46,670.6	46,670.6	46,670.6	46,670.6
Average number of outstanding shares during the period (1,000 shares)	**46,420.9**	46,170.7	46,105.3	46,105.3	46,281.8

Net sales and operating profit are determined in the accounting principles of the consolidated financial statements.

* The Board of Directors' proposal to the Annual General Meeting.

182

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Consolidated financial statements>Calculation of key figures

Calculation of key figures

Interest-being net liabilities interest-being loans and borrowings-cash and cash equivalents – other investments (current)

Equity ratio, % total equity * 100 total assets— advances received gearing ratio, % interest-bearing net liabilities*100 total equity return on equity(ROE), % profit (loss) for the period* 100 total equity (annual average) return on capital employed (ROCE), % profit (loss) before taxes + financing expenses * 100 total assets (annual average) – non-interest bearing liabilities (annual average) return on capital employed (RONA), % operating profit/loss * 100 working capital (annual average) + properly, plant and equipment and intangible assets (annual average) basic earnings per share, EUR profit (loss) for the period – non-controlling interest – interest on hybrid bond for the period, net of tax average number of shares during the period Diluted earnings per share, EUR profit (loss) for the period – non-controlling interest— interest on hybrid bond for the period, net of tax average diluted number of shares during the period equity per share, EUR equity attributable to owners of the parent number of outstanding shares of the end of the period

Annual Report 2015> Financials> Parent company financial statements, FAS

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Parent company financial statements, FAS

Contents

Income statement Balance sheet Statement of cash flows Accounting principles

Notes to the parent company financial statements

Annual Report 2015> Financials> Parent company financial statements, FAS> Income statement

Income statement

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

EUR million

Note

2015

2014

Net sales 1 80.3 88.1

Other operating income 9.6 7.4

Personnel costs 2 -8.3 -10.8

Depreciation and amortization 9 -1.6 -1.5

Other operating expense 3 -43.7 -66.0

-53.6 -78.3

Operating profit 36.3 17.2

Financing income and expense

Dividend income 4 - 4.0

Interest and other financing income 5 8.6 7.7

Change in value of investments held as non-current assets 0.2 -91.2

Interest and other financing expense 6 -18.9 -21.8

Gains and losses on foreign currency 0.2 1.3

-10.0 -100.0

Profit/loss before extraordinary items 26.3 -82.8

Extraordinary items

Extraordinary income 7 2.9 3.8

Extraordinary expenses 7 -1.4 -

1.5 3.8

Profit/loss before appropriations and taxes 27.8 -79.0

Appropriations

Change in cumulative accelerated depreciation 0.3 -0.1

Income taxes 8 -4.0 -2.8

Profit/loss for the period 24.2 -81.9

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Parent company financial statements, FAS> Balance sheet

Balance sheet

EUR million

Note

Dec 31, 2015

Dec 31, 2014

Assets

Non-current assets

Intangible assets 9

Intangible rights 3.0 3.3

Advances paid 1.4 0.7

4.3 4.0

Tangible assets 9

Land and water areas 0.0 0.4

Machinery and equipment 0.5 0.6

Other tangible assets 0.1 0.1

0.6 1.1

Long-term investments 10

Shares in Group companies 711.3 678.3

Shares in associated companies 9.9 9.9

Shares in other companies 0.1 38.2

721.3 726.4

Current assets

Long-term receivables

Receivables from Group companies 16 77.8 84.8

Loans receivable - 0.4

Deferred tax assets 15 0.7 0.7

Prepaid expenses and accrued income 11 0.4 0.3

78.9 86.2

Short-term receivables

Trade receivables 0.9 0.8

Receivables from Group companies 16 11.5 36.6

Deferred tax assets 15 0.0 3.1

Prepaid expenses and accrued income 11 1.8 2.8

14.3 43.4

Cash and cash equivalents 5.2 8.8

Total assets 824.6 869.8

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

EUR million Note Dec 31, 2015 Dec 31, 2014

Shareholders’ equity and liabilities

Shareholders’ equity 12

Share capital 70.0 70.0

Non-restricted equity reserve 61.1 61.1

Retained earnings 330.5 426.4

Profit/loss for the period 24.2 -81.9

485.8 475.7

Appropriations

Cumulative accelerated depreciation 0.5 0.8

Provisions for contingencies 14 3.7 3.7

Liabilities

Long-term liabilities 13

Hybrid bond 100.0 100.0

Bonds 99.5 99.4

Loans from financial institutions 25.0 33.9

Loans from associated companies 17 0.7 0.7

225.2 234.0

Short-term liabilities

Bonds - 54.1

Loans from financial institutions 38.9 21.6

Pension loans - 1.2

Trade payables 1.7 2.2

Liabilities to Group companies 16 59.1 65.6

Other short-term liabilities 0.8 0.5

Accrued expenses and deferred income 18 8.9 10.4

109.4 155.7

Total liabilities 334.6 389.7

Total shareholders’ equity and liabilities 824.6 869.8

Annual Report 2015> Financials> Parent company financial statements, FAS>statement of cash flows

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Statement of cash flows

EUR million

2015

2014

Cash flow from operating activities

Operating profit 36.3 17.2

Depreciation, amortization and write-downs 1.6 1.5

Other adjustments -9.3 -6.9

Operating profit before change in net working capital 28.6 11.8

Change in net working capital 0.1 2.0

Cash generated from operations 28.7 13.8

Interest income 6.9 6.6

Interest and other financing expense -18.1 -18.6

Gains and losses on foreign currency 0.2 1.1

Income taxes 0.1 -1.5

Net cash from operating activities 17.8 1.4

Cash flow from investing activities

Capital expenditures -2.0 -1.3

Capital injections in Group companies -44.6 -46.4

Capital repayments from Group companies 0.1 36.2

Proceeds from sale of associated companies - 33.3

Proceeds from sale of other long-term investments 45.3 21.3

Proceeds from sale of non-current assets 0.4 -

Dividends received - 4.0

Net cash used in investing activities -0.8 47.1

Cash flow from financing activities

Change in notes receivable and short-term investments 31.4 10.8

Change in long-term debt -65.9 -1.0

Change in short-term debt 24.1 -50.0

Dividends paid -14.0 -4.6

Group contributions 3.8 4.5

Net cash used in financing activities -20.6 -40.3

Net change in cash and cash equivalents -3.6 8.2

Cash and cash equivalents at the beginning of the period 8.8 0.6

Cash and cash equivalents at the end of the period 5.2 8.8

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Parent company financial statements, FAS>Accounting principles

Accounting principles

Company information

Ahlstrom Corporation is the parent company of the Ahlstrom Group and acts as a holding company for its subsidiaries. The parent company coordinates the treasury functions of Ahlstrom and also the group internal financing. In addition, the parent company sells sales, management and other administrative services to its subsidiaries. The shares of Ahlstrom Corporation are listed on the NASDAQ OMX Helsinki.

Basis of preparation

The financial statements of the company have been prepared in euro and in accordance with the requirements of Finnish Accounting Act and other acts and accounting principles generally accepted in Finland. The consolidated financial statements of Ahlstrom Group have been prepared in accordance with International Financial Reporting Standards (IFRS), and the parent company complies with the Group’s accounting principles whenever this has been possible.

Non-current assets

Intangible and tangible non-current assets are stated at historical cost less accumulated depreciation or amortization. Depreciation and amortization are calculated on a straight line basis over the estimated useful lives of the assets as follows: Trademarks, patents and licenses 5 -20 years

Computer software 3—5 years

Machinery and equipment 3 -10 years

Foreign currency translation

Transactions in foreign currencies are translated into the functional currency using the exchange rates prevailing at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated into the functional currency at the exchange rates prevailing at the balance sheet date. Foreign exchange gains or losses arising from translation are recognized in the financial income and expenses in the income statement.

The derivative financial instruments include foreign exchange forward contracts. They are used for hedging purposes, to decrease currency and interest rate risk.

Derivative contracts are initially recognised at fair value and subsequently re-measured at their fair value through profit and loss.

Extraordinary items

The extraordinary items in the financial statements include group contributions granted or received.

Income taxes

Deferred taxes are provided for temporary differencies arising between the carrying amounts in the balance sheet and the tax bases of assets and liabilities as well as for tax losses carried forward using the relevant enacted tax rate. A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available, against which the temporary differences can be utilized.

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Leasing

Payments made under operating leases, or under rental agreements, are expensed as incurred.

Pension plans

A statutory pension liability and supplementary pension benefits are funded through compulsory insurance policies. Payments to pension insurance institutions are determined by the insurance institution according to prescribed actuarial calculations. Pension insurance premiums are charged to income. In Finland, the accrued pension liabilities not covered by insurance policies and their changes are recorded in the balance sheet and income statement according to accounting principles generally accepted in Finland.

Hybrid bond

The subordinated hybrid bond is reported in the balance sheet under liabilies. Interest payable under the loan terms is accrued over the loan period. The arrangement fee is recognized as expense on the date of issue.

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Parent company financial statements, FAS> Notes to the parent company financial statements

Notes to the parent company financial statements

contents

1. Distribution of net sales

2. Personnel costs

3. Auditors’ fees

4. Dividend income

5. Interest and other financing income

6. Interest and other financing expense

7. Extraordinary items

8. Income taxes

9. Intangible and tangible assets

10. Long-term investments

11. Prepaid expenses and accrued income

12. Shareholders’ equity

13. Maturity profile of long-term liabilities

14. Provisions for contingencies

15. Deferred tax assets

16. Receivables from and liabilities to Group companies

17. Receivables from and liabilities to associated companies

18. Accrued expenses and deferred income

19. Commitments and contingent liabilities

20. Shares in subsidiaries

21. Nominal and fair values of derivative financial instruments

Annual Report 2015> Financials> Parent company financial statements, FAS> Notes to the parent company financial statements> 1. Distribution of net sales

1. Distribution of net sales

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

EUR million

2015

2014

USA 23.5 24.0

France 13.3 14.8

Italy 8.0 9.2

Finland 7.2 9.2

Germany 6.6 8.2

United Kingdom 4.7 4.5

South Korea 4.7 4.0

Sweden 4.0 5.8

Russia 1.8 1.8

China 1.8 1.3

Brazil 1.7 2.0

India 1.6 1.4

Belgium 1.4 1.9

Total 80.3 88.1

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Parent company financial statements, FAS> Notes to the parent company financial statements> 2. Personnel costs

2. Personnel costs

EUR million 2015 2014

Remuneration of board members -0.5 -0.5

Remuneration and bonuses of managing director -1.0 -3.3

Other wages and salaries -5.8 -5.9

Pension costs -0.7 -0.8

Other wage-related costs -0.3 -0.3

Total -8.3 -10.8

The President and CEO and other members of the Executive Management Team may participate in voluntary pension insurances. All such pension insurances are defined contribution plans. According to the terms and conditions of the plan, the President and CEO may retire at the age of 63, at the earliest. The pension cost for the CEO amounted to EUR 177,000 in 2015.

Average number of personnel

Salaried 45 62

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Parent company financial statements, FAS> Notes to the parent company financial statements> 3. Auditors’ fees

3. Auditors’ fees

EUR million

2015

2014

To PricewaterhouseCoopers

Audit -0.1 -0.1

Tax services 0.0 0.0

Other services -0.4 -0.5

Total -0.5 -0.6

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Parent company financial statements, FAS> Notes to the parent company financial statements> 4. Dividend income

4. Dividend income

EUR million

2015

2014

From Group companies —4.0

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Parent company financial statements, FAS> Notes to the parent company financial statements>5. Interest and other financing income

5. Interest and other financing income

EUR million 2015 2014

from Group companies 8.2 7.3

from others 0.4 0.4

Total 8.6 7.7

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Parent company financial statements, FAS> Notes to the parent company financial statements>6. Interest and other financing expense

6. Interest and other financing expense

EUR million 2015 2014

to Group companies -0.3 -0.4

to others -18.6 -21.4

Total -18.9 -21.8

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Parent company financial statements, FAS> Notes to the parent company financial statements>7. Extraordinary items

7. Extraordinary items

EUR million 2015 2014

Group contributions 1.5 3.8

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Parent company financial statements, FAS> Notes to the parent company financial statements>8. Income taxes

8. Income taxes

EUR million

2015

2014

Taxes for current and previous years -0.9 -0.8

Deferred taxes -3.1 -2.0

Income taxes in the income statement -4.0 -2.8

AHLSTROM ANNUAL REPORT 2015

Annual Report 2015 › Financials › Parent company financial statements, FAS › Notes to the parent company financial statements › 9. Intangible and tangible assets

9. Intangible and tangible assets

EUR million	Intangible rights	Land and water areas	Machinery and equipment	Other tangible assets
2015				
Historical cost at Jan 1	10.1	0.4	0.9	0.1
Increases	2.0	-	-	-
Decreases	-0.9	-0.4	-0.1	-
Historical cost at Dec 31	**11.2**	**-**	**0.8**	**0.1**
Accumulated depreciation and amortization at Jan 1	6.2	-	0.3	-
Depreciation and amortization for the fiscal year	1.5	-	0.1	-
Decreases	-0.8	-	-0.1	-
Accumulated depreciation and amortization at Dec 31	**6.9**	**-**	**0.3**	**-**
Book value at Dec 31, 2015	**4.3**	**-**	**0.5**	**0.1**
2014				
Historical cost at Jan 1	9.0	0.4	1.0	0.6
Increases	1.3	-	-	-
Decreases	-0.2	-	-0.1	-0.5
Historical cost at Dec 31	10.1	0.4	0.9	0.1
Accumulated depreciation and amortization at Jan 1	4.8	-	0.3	0.5
Depreciation and amortization for the fiscal year	1.4	-	0.1	-
Decreases	-	-	-0.1	-0.5
Accumulated depreciation and amortization at Dec 31	6.2	-	0.3	0.0
Book value at Dec 31, 2014	4.0	0.4	0.6	0.1

200

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

Annual Report 2015 › Financials › Parent company financial statements, FAS › Notes to the parent company financial statements › 10. Long-term investments

10. Long-term investments

EUR million	Shares in Group companies	Receivables from Group companies	Shares in associated companies	Shares in other companies
2015				
Historical cost at Jan 1	835.1	12.8	9.9	38.2
Increases	44.6	-	-	-
Decreases	-11.6	-12.8	-	-38.1
Historical cost at Dec 31	**868.1**	**-**	**9.9**	**0.1**
Value reductions at Jan 1	156.8	12.8	-	-
Value reductions recognized/reversed	-	-	-	-
Decreases	-	-12.8	-	-
Value reductions at Dec 31	**156.8**	**-**	**-**	**-**
Book value at Dec 31, 2015	**711.3**	**-**	**9.9**	**0.1**
2014				
Historical cost at Jan 1	839.4	13.5	39.9	78.7
Increases	46.4	-	-	4.1
Decreases	-50.7	-0.7	-30.0	-44.6
Historical cost at Dec 31	835.1	12.8	9.9	38.2
Value reductions at Jan 1	67.3	13.0	-	25.8
Value reductions recognized/reversed	104.0	-	-	-12.5
Decreases	-14.5	-0.2	-	-13.3
Value reductions at Dec 31	156.8	12.8	-	-
Book value at Dec 31, 2014	678.3	-	9.9	38.2

At the end of the year 2014 the company held a total of 4,800,981 shares in Munksjö Oyj of balance sheet value at historical cost EUR 38.1 million. The market value of the shares was EUR 43.0 million. Munksjö shares are presented in other shares. Flollowing the sale of shares, Ahlstrom's shareholding in Munksjö has been reduced to zero percent in 2015.

201

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Parent company financial statements, FAS> Notes to the parent company financial statements>11. Prepaid expenses and accrued income

11. Prepaid expenses and accrued income

EUR million 2015 2014

Long-term

Loan arrangement fees 0.4 0.3

Short-term

Accruals of hedging contracts 0.8 0.2

Loan arrangement fees 0.3 0.5

Accrued personnel costs 0.7 1.0

Tax receivables - 1.0

Other 0.0 0.1

Total 1.8 2.8

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Parent company financial statements, FAS> Notes to the parent company financial statements>12. Shareholders’ equity

12. Shareholders’ equity

EUR million 2015 2014

Balance at Jan 1 475.7 571.5

Dividends paid -14.0 -14.7

Donations -0.1 -0.1

Transfer of own shares —0.9

Net profit/loss 24.2 -81.9

Balance at Dec 31 485.8 475.7

As of December 31, 2015, share capital amounted to EUR 70,005,912.00. The share capital is divided into 46,670,608 shares. All shares have one vote and equal right to dividend.

AHLSTROM ANNUAL REPORT 2015

Annual Report 2015 › Financials › Parent company financial statements, FAS › Notes to the parent company financial statements › 13. Maturity profile of long-term liabilities

13. Maturity profile of long-term liabilities

EUR million	2017	2018	2019	2020	2021-	Total
2015						
Hybrid bond	100.0	-	-	-	-	100.0
Bonds	-	-	99.5	-	-	99.5
Loans from financial institutions	25.0	-	-	-	-	25.0
Loans from associated companies	-	0.7	-	-	-	0.7
Total	**125.0**	**0.7**	**99.5**	-	-	**225.2**

EUR million	2016	2017	2018	2019	2020-	Total
2014						
Hybrid bond	-	100.0	-	-	-	100.0
Bonds	-	-	-	99.4	-	99.4
Loans from financial institutions	8.9	25.0	-	-	-	33.9
Loans from associated companies	-	-	0.7	-	-	0.7
Total	8.9	125.0	0.7	99.4	-	234.0

204

This is an automatically generated PDF of Ahlstrom's digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Parent company financial statements, FAS> Notes to the parent company financial statements>14. Provisions for contingencies

14.	Provisions for contingencies

EUR million 2015 2014

Environmental responsibility 0.1 0.1

Pension and other employee benefit plan liabilities 3.6 3.6

Total 3.7 3.7

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Parent company financial statements, FAS> Notes to the parent company financial statements>15. Deferred tax assets

15. Deferred tax assets

EUR million

2015

2014

Long-term assets 0.7 0.7

Short-term assets 0.0 3.1

Total 0.7 3.8

Arising from:

Temporary differences 0.7 3.8

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Parent company financial statements, FAS> Notes to the parent company financial statements>16. Receivables from and liabilities to group companies

16. Receivables from and liabilities to group companies

EUR million 2015 2014

Long-term notes receivable 77.8 84.8

Trade receivables 1.0 1.3

Notes receivable 6.7 30.6

Prepaid expenses and accrued income 3.8 4.7

Total 89.3 121.4

Trade payables 1.7 1.4

Accrued expenses and deferred income 0.5 0.2

Other short-term liabilities 56.9 64.0

Total 59.1 65.6

Annual Report 2015> Financials> Parent company financial statements, FAS> Notes to the parent company financial statements>17. Receivables from and liabilities to associated companies

17. Receivables from and liabilities to associated companies

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

EUR million 2015 2014

Long-term loans 0.7 0.7

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Parent company financial statements, FAS> Notes to the parent company financial statements>18. Accrued expenses and deferred income

18. Accrued expenses and deferred income

EUR million 2015 2014

Short-term

Accrued personnel costs 2.3 3.9

Accrued interest expense 2.9 3.9

Accruals of hedging contracts 1.4 1.3

Other 2.3 1.3

Total 8.9 10.4

Annual Report 2015> Financials> Parent company financial statements, FAS> Notes to the parent company financial statements>19. Commitments and contingent liabilities

19. Commitments and contingent liabilities

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

EUR million

2015

2014

For commitments of Group companies:

Guarantees 229.8 190.1

Leasing commitments

Current portion 1.2 1.4

Long-term portion 6.5 7.6

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Parent company financial statements, FAS> Notes to the parent company financial statements>20. Shares in subsidiaries

20. Shares in subsidiaries

The list of subsidiaries can be found in note 32 to the Consolidated financial statements.

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Annual Report 2015> Financials> Parent company financial statements, FAS> Notes to the parent company financial statements>21. Nominal and fair values of derivative financial instruments

21. Nominal and fair values of derivative financial instruments

Nominal

Nominal

Fair

Fair

values values values values

EUR million 2015 2014 2015 2014

Foreign exchange derivatives

Foreign exchange forward contracts 134.5 117.3 -0.6 -1.1

Derivatives are hedging transactions in line with Ahlstrom Group hedging policy. More information of financial risks can be found in note 1 to the Consolidated financial statements.

Annual report 2015> financials> proposal for the distribution of profits proposal for the distribution of profits

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

The Parent Company’s balance sheet on December 31, 2015 shows:

EUR Retained earnings 330,508,456.79

Non-restricted equity reserve 61,146,256.56

Profit for the period 24,180,031.90

Total distributable funds 415,834,745.25

The Board of Directors proposes to the Annual General Meeting to be held on April 5, 2016 as follows.

EUR

- a dividend of EUR 0.31 per share to be paid from the retained earnings corresponding to 14,467,888.48

- to be reserved for donations at the discretion of the Board of Directors 60,000.00

- to be retained in non-restricted equity reserve 61,146,256.56

- to be retained in retained earnings 340,160,600.21

415,834,745.25

The suggested dividend record date is April 7, 2016 and the dividend will be paid on April 14, 2016. Helsinki, January 28, 2016

Panu Routila

Lori J. Cross Alexander Ehrnrooth Johannes Gullichsen

Jan Inborr Anders Moberg Markus Rauramo

Marco Levi

President & CEO

Annual report 2015> financials> auditor’s report

auditor’s report

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

To the Annual General Meeting of Ahlstrom Corporation

We have audited the accounting records, the financial statements, the report of the Board of Directors and the administration of Ahlstrom Corporation for the year ended 31 December, 2015. The financial statements comprise the consolidated income statement, statement of comprehensive income, balance sheet, statement of changes in equity and statement of cash flows, and notes to the consolidated financial statements, as well as the parent company’s balance sheet, income statement, cash flow statement and notes to the financial statements.

[GRAPHIC APPEARS HERE]

The Board of Directors and the Managing Director are responsible for the preparation of consolidated financial statements that give a true and fair view in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU, as well as for the preparation of financial statements and the report of the Board of Directors that give a true and fair view in accordance with the laws and regulations governing the preparation of the financial statements and the report of the Board of Directors in Finland. The Board of Directors is responsible for the appropriate arrangement of the control of the company’s accounts and finances, and the Managing Director shall see to it that the accounts of the company are in compliance with the law and that its financial affairs have been arranged in a reliable manner.

[GRAPHIC APPEARS HERE]

Our responsibility is to express an opinion on the financial statements, on the consolidated financial statements and on the report of the Board of Directors based on our audit. The Auditing Act requires that we comply with the requirements of professional ethics. We conducted our audit in accordance with good auditing practice in Finland. Good auditing practice requires that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the report of the Board of Directors are free from material misstatement, and whether the members of the Board of Directors of the parent company or the Managing Director are guilty of an act or negligence which may result in liability in damages towards the company or whether they have violated the Limited Liability Companies Act or the articles of association of the company.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the report of the Board of Directors. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation of financial statements and report of the Board of Directors that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and the report of the

AHLSTROM ANNUAL REPORT 2015

This is an automatically generated PDF of Ahlstrom’s digital annual report. The content may not be as comprehensive as the complete annual report, which is available at www.ahlstrom.com

Board of Directors.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

[GRAPHIC APPEARS HERE]

In our opinion, the consolidated financial statements give a true and fair view of the financial position, financial performance, and cash flows of the group in accordance with International Financial Reporting Standards (IFRS) as adopted by the EU.

[GRAPHIC APPEARS HERE]

In our opinion, the financial statements and the report of the Board of Directors give a true and fair view of both the consolidated and the parent company’s financial performance and financial position in accordance with the laws and regulations governing the preparation of the financial statements and the report of the Board of Directors in Finland. The information in the report of the Board of Directors is consistent with the information in the financial statements.

Helsinki, 12 February 2016

PricewaterhouseCoopers Oy

Authorised Public Accountants

Markku Katajisto

Authorised Public Accountant